ACXIOM CORPORATION

601 East Third Street

Little Rock, Arkansas 72201

501.252.1000

www.acxiom.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 5, 2008

Please join us for the 2008 Annual Meeting of Stockholders of Acxiom Corporation. The meeting will be held on August 5, 2008, at 10:00 a.m. CDT at the Acxiom River Market Building, 601 East Third Street, Little Rock, Arkansas for the following purposes:

1.	To elect as directors the four nominees named in the attached proxy statement for a three-year term expiring in 2011.

2.	To approve an amendment to the 2005 Equity Compensation Plan to increase the Internal Revenue Code 162(m) limits.

3.	To ratify the selection of KPMG LLP as the Company’s independent registered public accountant for fiscal 2009.

4.	To transact any other business that may properly come before the meeting or any adjournment thereof.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Proxy Statement.

Only holders of the Company’s common stock of record at the close of business on June 12, 2008 are entitled to notice of and to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Catherine L. Hughes

Catherine L. Hughes

Corporate Governance Officer

& Secretary

Little Rock, Arkansas

June 20, 2008

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE OR VOTE ON THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTIONS CARD.

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QUESTIONS AND ANSWERS

Q:	Why am I receiving these materials?

A:

The board of directors of Acxiom Corporation, a Delaware corporation (sometimes referred to as the “Company” or “Acxiom”), is providing these proxy materials for you in connection with Acxiom’s annual meeting of stockholders, which will take place on August 5, 2008. As a stockholder, you are invited to attend the meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Q:	What should I do now?

A:	Please read this proxy statement carefully and then vote your shares promptly by telephone, by Internet, or by signing, dating and returning the enclosed proxy card.

Q:	What proposals will be voted on at the annual meeting?

A:

There are three proposals to be voted on at the annual meeting. The first item is the election of the four directors named in this proxy statement. The board of directors of Acxiom has nominated existing directors William T. Dillard II, Thomas F. McLarty, III, Jeffrey W. Ubben and R. Halsey Wise for re-election to the board. The directors will serve for three-year terms or until their respective successors are elected and qualified.

The second voting item is an amendment to the Company’s 2005 Equity Compensation Plan to increase the number of equity grants of the Company’s common stock that may be issued to any one individual in any one year. For Internal Revenue Code 162(m) purposes, the plan currently specifies that no more than 200,000 stock options and no more than 50,000 restricted stock units or other similar equity awards may be issued to any individual in one-year period. We are requesting that these limits each be increased to 400,000.

The third voting item is the ratification of the audit committee’s selection of KPMG LLP (“KPMG”) as the Company’s independent registered public accountant for fiscal 2009.

Any action related to these proposals may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Other than the election of directors, the amendment to the 2005 Equity Compensation Plan and the ratification of KPMG as the Company’s independent registered public accountant for fiscal 2009, we are not aware of any other proposals that have been properly brought before the meeting. In the event that other matters are properly brought the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment.

Q:	How does the board recommend I vote on the proposals?

A:

The board recommends a vote FOR the re-election of the four nominees to serve on the board of directors, FOR the proposed amendment to the 2005 Equity Compensation Plan and FOR the ratification of KPMG as the Company’s independent registered public accountant for fiscal 2009.

Q:	Who can vote?

A:

If you owned any shares of Acxiom common stock at the close of business on June 12, 2008, the record date for the annual meeting, you are entitled to vote the shares of Acxiom common stock owned as of that date. These shares include (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a stockbroker or bank or shares purchased through Acxiom’s Retirement Savings Plan and/or stock purchase plan.

Q:	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner in street name”?

A:

Most Acxiom stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with Acxiom’s transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the “stockholder of record,” and these proxy materials are being sent directly to you by Acxiom. As the “stockholder of record,” you have the right to grant your voting proxy directly to Acxiom or to vote in person at the meeting. Acxiom is providing a proxy card for your use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee which is effectively considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from your broker or nominee giving you the right to vote the shares. Your broker or nominee has provided a voting instruction form for you to use to direct the voting of your shares.

Q:	Can I vote my shares without attending the meeting?

A:

Whether you hold shares directly as the stockholder of record, beneficially in street name, or as a participant in Acxiom’s Retirement Savings Plan, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee, or, for shares held in Acxiom’s Retirement Savings Plan, the plan trustee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or voting instruction form.

BY INTERNET - If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

BY TELEPHONE - You may also submit your proxy by following the “Vote by Phone” instructions on the proxy card.

BY MAIL - You may submit your proxy by mail by signing, dating and returning your proxy card or voting instruction form in the postage-paid envelope provided. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign the proxy card but do not provide instructions, your shares will be voted as your board of directors recommends.

Please note that if you are a participant in Acxiom’s Retirement Savings Plan, you must submit your vote to the Plan’s trustee no later than July 30, 2008, i.e., three business days prior to the meeting date, in order to allow sufficient time for your vote to be tabulated by the trustee.

Q:	How can I vote my shares in person at the meeting?

A:

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you are a beneficial owner holding in street name, you must provide a proxy from the record holder of your shares in order to vote your shares in person at the meeting. Due to the tabulation requirements of the plan administrator, participants in Acxiom’s Retirement Savings Plan may not vote their shares in person at the meeting.

The annual meeting is scheduled to begin at 10:00 a.m., local time, and check in will begin at 9:30 a.m., local time.

EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY CARD AS DESCRIBED ABOVE SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING.

Q:	Can I change my vote?

A:

You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may change your vote by signing and returning a proxy bearing a later date or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you hold your shares in street name, you may change your vote by submitting new voting instructions to your broker or nominee in accordance with the instruction on your voting instruction form.

Q:	How many shares can I vote?

A:

You may vote as many shares of common stock as you hold as of the record date. Each share of common stock in entitled to one vote. As of June 12, 2008, our record date, 77,504,280 shares of common stock were issued and outstanding and eligible to vote. A list of our stockholders will be available for review at our principal offices, 601 East Third Street, Little Rock, Arkansas 72201, for at least 10 days prior to the 2008 annual meeting.

Q:	Who will count the votes?

A:	A representative of Computershare Investor Services will count the votes and will act as the inspector of the election.

Q:	What does it mean if I receive more than one proxy card or voting instruction form?

A:

If your shares are registered differently, or if they are in more than one account, you may receive more than one proxy card or voting instruction form. Please follow the instructions on each proxy card or voting instruction form to ensure that all of your shares are represented at the meeting. Please sign each proxy card exactly as your name or names appear on the card. For joint accounts, each owner should sign the proxy card. When signing as executor, administrator, attorney, trustee or guardian, etc., please print your full title on the proxy card.

Q:	What vote is required to pass an item of business?

A:

A majority of the holders of our outstanding common stock must be present in person or represented by proxy to hold the meeting. A majority of the votes cast at the annual meeting is required to elect directors, to amend the 2005 Equity Compensation Plan, and to ratify the selection of KPMG as the Company’s independent registered public accountant for fiscal 2009.

Q:	Who can help answer my questions?

A:	If you have any questions about the annual meeting or how to vote your shares, please contact:

The Proxy Advisory Group

18 East 41st Street, Suite 2000

New York, New York 10017

888.337.7699 or 888.33.PROXY (U.S.)

212-616-2180 (International)

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PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Acxiom Corporation (referred to as “the Company” or “Acxiom”) to be used at its 2008 Annual Meeting of Stockholders to be held on August 5, 2008, and at any postponement or adjournment thereof. Shares represented by properly executed proxies will be voted at the meeting. If a choice is specified by a stockholder, the proxy will be voted in accordance with that choice. Any proxy may be revoked at any time if it has not already been exercised.

This proxy statement is being mailed to stockholders beginning on June 20, 2008.

The close of business on June 12, 2008, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. On the record date, there were outstanding and entitled to vote 77,504,280 shares of common stock. On all matters to be acted upon at the meeting, each share of common stock is entitled to one vote per share. Except as provided below, the presence, in person or by proxy, of holders of shares of common stock having a majority of the votes entitled to be cast at the meeting shall generally constitute a quorum.

VOTING PROCEDURES

Election of Directors. Article III, Section 2(b) of the Company’s bylaws provides that in an uncontested election for directors each director will be elected by the vote of a majority of the votes cast at the meeting, either in person or by proxy. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. In an election in which the number of nominees exceeds the number of directors to be elected (a contested election), the directors will be elected by the vote of a plurality of the votes cast at the meeting, either in person or by proxy. In an uncontested election, a nominee who does not receive a majority of the votes cast will not be elected. In this case, the board of directors has established procedures under which any nominee who fails to receive a majority of the votes cast will tender his or her resignation to the board. The board will act upon a tendered resignation within ninety days of the date on which the election results were certified and will promptly make public disclosure of the results of its actions. If the board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the board may fill the resulting vacancy on the board. To fill a vacancy on the board, the governance/nominating committee of the board will identify and recommend the new director candidate to the full board in accordance with its policies and procedures. To be elected to the board, the new candidate must be approved by the affirmative vote of the remaining directors then in office.

Approval of Equity Compensation Plan Amendment. Approval of the proposed amendment to the Company’s 2005 Equity Compensation Plan will require the affirmative vote of a majority of shares of common stock present or represented at the meeting and entitled to vote, provided a quorum is present in person or by proxy.

Ratification of KPMG. Ratification of the KPMG as the Company’s independent registered public accountant for fiscal 2009 requires an affirmative vote of the majority of shares of common stock present or represented at the meeting and entitled to vote. If the stockholders fail to ratify this appointment, the audit committee will reconsider whether to retain KPMG and may retain that firm or another firm without resubmitting the matter to our stockholders.

Abstentions and Broker Non-Votes. A stockholder who abstains from voting on any or all proposals, also known as an “abstention,” will be included in the number of stockholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions will have no impact on the proposals contained in this proxy statement because they are not considered votes cast for voting purposes. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. In those instances, if a beneficial holder does not give the broker or nominee specific voting instructions, the holder's shares may not be voted on those matters and a broker non-vote will occur. Because brokers or nominees may vote on each of the three proposals contained in this proxy statement without specific voting instructions from the beneficial owner, no broker non-votes will occur with respect to the voting on any of these proposals at the annual meeting.

ELECTION OF DIRECTORS

(Proposal No. 1 of the Proxy Card)

The Acxiom board of directors currently consists of eleven members divided into three classes. William T. Dillard II, Thomas F. McLarty, III, Jeffrey W. Ubben and R. Halsey Wise, whose terms expire in 2008, are the board’s nominees for election at the 2008 Annual Meeting for terms ending at the 2011 Annual Meeting of Stockholders or at such time as their respective successors are duly elected and qualified. The other current directors are Michael J. Durham, Ann Die Hasselmo, William J. Henderson and John A. Meyer, whose terms expire at the 2009 Annual Meeting or at such time as their respective successors are duly elected and qualified, and Mary L. Good, Stephen M. Patterson and Kevin M. Twomey, whose terms expire at the 2010 Annual Meeting or at such time as their respective successors are duly elected and qualified. Unless otherwise directed, the individuals named in the accompanying form of proxy will vote that proxy for the election of the nominees, with each to hold office for a term of three years until the 2011 Annual Meeting or until their respective successors are duly elected and qualified. In case a nominee is unable to serve, the persons named in the form of proxy may vote for another nominee of their choice. For each nominee and each director who will continue to serve after the Annual Meeting, there follows a brief listing of his/her principal occupations for at least the past five years, other major affiliations, year first elected to the board, age, and educational background.

Nominees for Director

William T. Dillard II

Year First Elected – 1988

Age – 63

Mr. Dillard has served as a member of the Dillard’s, Inc. board of directors since 1968 and currently serves as the chairman of the board and chief executive officer of Dillard’s, Inc. of Little Rock, Arkansas, a chain of traditional department stores with approximately 330 retail outlets in 29 states.  In addition to Dillard’s, Inc., Mr. Dillard is also a director of Barnes & Noble, Inc., a publicly held company, and serves on the J.P. Morgan Chase & Co. national advisory and Texas Regional advisory boards.  For the past two years, he has served as the lead independent director of Acxiom.  He holds a master’s degree in business administration from Harvard University and a bachelor’s degree in the same field from the University of Arkansas.

Thomas F. McLarty, III

Year First Elected – 1999

Age – 62

Mr. McLarty is president of McLarty Associates, an international advisory firm (formerly Kissinger McLarty Associates formed in partnership with former Secretary of State Henry Kissinger), and chairman of the board of the McLarty Companies, a family-owned transportation business. He serves on the board of Union Pacific Corporation and IdleAire Technologies Corporation, both publicly held companies. He is also senior advisor to The Carlyle Group private equity firm and a senior advisor to the law firm of Covington & Burling. Mr. McLarty served in the White House under President Clinton in several key positions including chief of staff, counselor to the president and special envoy for the Americas, with over five years of service in the President’s Cabinet and on the National Economic Council. He worked with President Carter as a member of the Democratic National Committee, was appointed to the National Petroleum Council and the National Council on Environmental Quality by President Bush, and served on the St. Louis Federal Reserve Board from 1989 until joining the Clinton administration in 1992. Prior to his tenure in the White House, Mr. McLarty served as chairman of the board of Arkla, a Fortune 500 natural gas company. He began his business career with the McLarty Companies, where he helped build the business into one of the nation’s largest transportation companies. Mr. McLarty is a senior international fellow at the U.S. Chamber of Commerce and a member of the Council on Foreign Relations. He holds a degree in business administration from the University of Arkansas.

Jeffrey W. Ubben

Year First Appointed – 2006

Age – 46

Mr. Ubben is a founding member and managing partner of ValueAct Capital. Prior to founding ValueAct Capital in 2000, Mr. Ubben was a managing partner at Blum Capital Partners ("Blum") for more than five years. During his tenure at Blum, the actively managed assets under management grew more than five-fold, from $336 million to approximately $1.8 billion. Previously, Mr. Ubben spent eight years at Fidelity Management and Research where he managed two multi-billion-dollar mutual funds, including the Fidelity Value Fund, and served as a research analyst for a variety of industry sectors. Mr. Ubben currently serves as a director of three other publicly held companies: Gartner Group, Inc., Misys, plc, and Omnicare, Inc. He is a former chairman of the board and director of Martha Stewart Living Omnimedia, Inc., a former director of Catalina Marketing Corp., Insurance Auto Auctions, Inc., Mentor Corporation, Per-Se Technologies, Inc., Seitel, Inc., and several other public and private companies. In addition, Mr. Ubben serves as chairman of the national board of The Posse Foundation and is a board member of the American Conservatory Theater. He holds a B.A. degree from Duke University and an M.B.A. from the J. L. Kellogg Graduate School of Management at Northwestern University.

R. Halsey Wise

Year First Appointed – 2006

Age – 43

Mr. Wise is chairman, chief executive officer and president of Intergraph Corporation, a leading global provider of spatial information management software. He has served since 2003 as a member of the Intergraph board of directors and in 2006 became a director of Intergraph Holding Company, Intergraph’s parent company. Prior to joining Intergraph, he served as chief executive officer, North America of Solution 6 Holdings, Ltd., one of Australia’s largest software companies and a global leader in the Professional Services Automation (PSA) software market. Prior to that, Mr. Wise was president and chief operating officer of Computer Management Sciences, Inc. (NASDAQ:CMSX), an information technology software and services company that was later acquired by Computer Associates International (NYSE: CA). At Computer Associates, he was general manager, North America for Global Professional Services. Prior to that, Mr. Wise was an investment banker specializing in software and technology services with The Robinson-Humphrey Company. Mr. Wise holds a masters degree in finance and marketing from the J. L. Kellogg Graduate School of Management at Northwestern University and a B.A. degree in history from the University of Virginia.

Directors – Terms Ending in 2009

Michael J. Durham

Year First Elected – 2006

Age – 57

Mr. Durham, non-executive chairman of the Acxiom board of directors, is president and chief executive officer of Cognizant Associates, Inc., a consulting firm based in Dallas, Texas, which he founded in 2000. During the 20 years prior to forming Cognizant Associates, Mr. Durham served at various times as president and chief executive officer of Sabre, Inc.; as senior vice president and treasurer of AMR; and as senior vice president of finance and chief financial officer of American Airlines. He also held various other positions within the finance area at AMR. Mr. Durham currently serves as the non-executive chairman of the board of Asbury Automotive Group, Inc.; as a director and audit committee member of Hertz Global Holdings, Inc.; and as a director and chairman of the audit committee of NWA, Inc. All of the foregoing are publicly held companies. He is also a director and chairman of the Audit Committees of Culligan International and SCI Solutions, both privately held companies. Mr. Durham serves on the board of visitors of the University Medical Center in Dallas and is a member of the University of Rochester Honorary Trustees’ Alumni Council. He holds a master’s degree in business administration from Cornell University and a bachelor’s degree in economics from the University of Rochester.

Ann Die Hasselmo, Ph.D.

Year First Elected – 1993

Age – 63

Dr. Hasselmo is president of the American Academic Leadership Institute – AALI (formerly Academic Search Consultation Service and the parent company of Academic Search, Inc.) in Washington, D.C. AALI is focused on leadership development for higher education and provides programs and grants that promote the success of college and university presidencies and the institutions they serve. Prior to assuming her current position with AALI/Academic Search, Dr. Hasselmo was vice president and partner in A.T. Kearney, Inc.’s higher education practice. From 1992 - 2001, she served as president of Hendrix College in Conway, Arkansas. She served as a member of the board of visitors of Air University of the U.S. Air Force and as a member of the board of directors of the National Merit Scholarship Corporation. She is past chair of the board of directors for Educational and Institutional Insurance Administrators, the National Association of Independent Colleges and Universities, the National Collegiate Athletic Association (NCAA) Division III President’s Council, and the American Council on Education’s Council of Fellows. Her memberships have included the American Council on Education board, the Arkansas Repertory Theatre board and the NCAA Executive Committee. She formerly served as dean of H. Sophie Newcomb College and associate provost at Tulane University. Dr. Hasselmo graduated summa cum laude from Lamar University, and holds a master’s degree from the University of Houston and a Ph.D. in counseling psychology from Texas A&M University.

William J. Henderson

Year First Elected – 2001

Age – 61

Mr. Henderson currently works as a consultant. In the past two and one-half years he has served as chief executive officer of Bestline Research and as chief operating officer of Netflix Inc. From 1998 until his retirement in 2001, Mr. Henderson was the 71st postmaster general of the United States Postal Service (USPS) and the fifth career employee to lead the world’s largest postal system. From 1994 until his appointment as postmaster general and chief executive officer of the USPS, he served as its chief operating officer. From 1992 to 1994, he served the USPS as vice president of employee relations, then became chief marketing officer and senior vice president. In addition to his service in Washington, D.C., he has served in postal management positions in Chicago, IL; Greensboro, NC; Memphis, TN; and Stockton, CA, among other locations. In 1997, Mr. Henderson received the USPS’ John Wanamaker Award, and in 1998 he received American University’s Roger W. Jones Award for Executive Leadership. In 1998, Mr. Henderson also received an honorary Mailing Excellence Award from the National Postal Forum for his work with the nation’s professional mailing industry. Mr. Henderson serves as a director of comScore Networks, a public company. He also serves on the boards of the Committee for Economic Development, the Marrow Donor Foundation and Nature’s Best magazine. He is a partner of Signature Systems, and a fellow with the National Academy of Public Administration. Mr. Henderson holds a degree in industrial relations from the University of North Carolina at Chapel Hill and served in the U.S. Army.

John A. Meyer

Year First Elected – 2008

Age – 51

Mr. Meyer is the Company’s chief executive officer and president. Mr. Meyer joined the Company in February 2008 as chief executive officer and president. From 2003 - 2008 he was employed by Alcatel-Lucent, a global communications network firm as president of the Alcatel-Lucent Services Group, in which position he was responsible for more than $6 billion in annual revenue and the management of more than 20,000 people. The group he led designed, implemented and managed some of the most sophisticated communications networks in the world. Prior to joining Lucent, Mr. Meyer spent nearly 20 years at Electronic Data Systems, Inc. (EDS), where he held a number of positions including head of the financial industry business in the United States and President of the Europe, Middle East and Africa region. Mr. Meyer holds an M.B.A. in quantitative methods from the University of Missouri and a bachelor of science degree in management from Pennsylvania State University. He also served in the U.S. Air Force from 1979 to 1983 as a flight commander, achieving the rank of captain.

Directors – Terms Ending in 2010

Mary L. Good, Ph.D.

Year First Elected – 2004

Age – 77

Dr. Good is the dean of the Donaghey College of Engineering and Information Technology at the University of Arkansas at Little Rock and is the Donaghey University Professor. She is also a managing member for Fund for Arkansas, LLC and Research Solutions, LLC, and serves on the boards of Delta Trust & Bank and St. Vincent Infirmary. She has served previously on the boards of the following public companies: Biogen Idec, Inc.; IDEXX Laboratories, Inc.; Cincinnati Milacron, Inc.; and Ameritech, Inc. Previously, Dr. Good served for four years as the undersecretary for technology for the technology administration in the Department of Commerce in President Clinton's administration, while simultaneously chairing the National Science and Technology Council's Committee on Technological Innovation (NSTC/CTI) and serving on the National Science and Technology Council's Committee on National Security. From 1988 - 1993, Dr. Good served as the senior vice president of technology at Allied Signal, Inc., where she was responsible for technology transfer, corporate research and commercialization support for new technologies. During the eight years prior to that time, she held the positions of president of Allied Signal's Engineered Material Research Center, president of Signal Research Center, Inc., and director of research for UOP, Inc. From 1954 - 1980, Dr. Good was a professor at both the University of New Orleans and at Louisiana State University, where she achieved that University’s highest professional rank, Boyd professor. She was appointed to the National Science Board by President Carter in 1980 and again by President Reagan in 1986. She served as chairman of that board until she was appointed in 1991 by President Bush to become a member of the President's Council of Advisors on Science and Technology (PCAST). Dr. Good is an elected member of the National Academy of Engineering, a past president of the American Chemical Society, and past president and a fellow of the American Association for the Advancement of Science. Dr. Good holds a bachelor of science degree in chemistry from the University of Central Arkansas, and M.S. and Ph.D. degrees in inorganic chemistry from the University of Arkansas. She has received numerous awards and honorary degrees from many colleges and universities, including most recently the College of William and Mary, Polytechnic University of New York, Louisiana State University and Michigan State University.

Stephen M. Patterson

Year First Elected – 2000

Age – 57

Mr. Patterson is the former chief executive officer, president and major stockholder of Leisure Arts, a publishing and direct mail company. Leisure Arts was acquired by Time Warner in 1992. Mr. Patterson is currently president of Patterson Enterprises. He is vice chairman of the board of trustees of Hendrix College. Mr. Patterson served on the board of directors of Worthen Bank and its successor, Bank of America–Arkansas, for 12 years. Mr. Patterson holds a bachelor’s degree from Hendrix College and an electrical engineering degree and an M.B.A. from Columbia University.

Kevin M. Twomey

Year First Elected – 2007

Age – 61

Mr. Twomey was president of The St. Joe Company, a major Florida-based real estate development and operating company, from February 1999 until his retirement in May 2006. He held the posts of chief financial officer of that company from February 1999 to March 2005, and chief operating officer from February 2000 until his retirement. He remained a consultant to the company until December 2006. Mr. Twomey is currently a director and chairman of the audit committee of PartnerRe (NYSE: PRE), an international reinsurance company. He is a director and chairman of the audit committee of Doral Financial Corporation (NYSE:DRL), a diversified financial services company. He previously served as a director of Intergraph Corporation from December 2004 until its sale in November 2006, and of Novelis from May 2006 until its sale in May 2007. Prior to joining The St. Joe Company, Mr. Twomey was vice chairman of the board of directors and chief financial officer of H.F. Ahmanson & Company and its principal subsidiary, Home Savings of America. Prior to joining Ahmanson in 1993, he was chief financial officer at First Gibraltar Bank, a company owned by MacAndrews & Forbes Holdings. Mr. Twomey also held management positions with MCorp and Bank of America. He serves on the board of trustees of the University of North Florida and the U.S. Navy Supply Corps Foundation, and is the chairman of the board trustees of the United Way of Northeast Florida.

Board of Directors’ Recommendation

The board of directors recommends that the stockholders vote FOR the election of Messrs. Dillard, McLarty, Ubben and Wise as directors.

Corporate Governance

Our board of directors believes that good corporate governance is important to ensure that Acxiom is managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted. Complete copies of the committee charters and codes of conduct described below are available on the Company’s website at www.acxiom.com, or you may request a printed copy of them by sending a written request to the Corporate Secretary at Acxiom Corporation, 601 East Third Street, Little Rock, Arkansas, 72201. Acxiom’s management and the board of directors closely monitor corporate governance developments and will continue to evaluate their duties and responsibilities with the intention of complying with all applicable laws, rules and regulations.

Board and Committee Matters

Mr. Durham, an independent director, is the non-executive chairman of the board, and independent directors constitute a majority of the board. The board has determined that the following directors currently qualify as independent under the NASDAQ listing standards: Mr. Dillard, Mr. Durham, Dr. Good, Dr. Hasselmo, Mr. Henderson, Mr. Patterson, Mr. Twomey, Mr. Ubben and Mr. Wise. In making these determinations, the board reviewed the directors’ relationships, if any, with Acxiom, and determined that there are no relationships which would impair any director’s ability to exercise independent judgment in carrying out his or her responsibilities as a director. Additionally, the board has affirmatively determined that there are no other factors involving any of the independent directors which would interfere with their ability to exercise independent judgment in carrying out their responsibilities as directors.

Quarterly meetings of the board are held to review the Company’s financial performance and other significant developments and to act on matters requiring board approval. If issues arise which require the full board’s attention between regularly scheduled meetings, special meetings are called or action is taken via written consent. Time is allotted at the end of each board and committee meeting for the independent directors to meet in executive session outside the presence of management.

The board currently has five standing committees to assist it in the discharge of its responsibilities. All of the members of the audit, compensation and governance/nominating committees have been determined by the board to be independent under applicable NASDAQ listing standards. A description of each of the standing committees is set forth below:

Audit Committee

The members of the audit committee currently are Mr. Patterson (Chair), Dr. Hasselmo, Mr. Henderson and Mr. Twomey, each of whom is deemed independent under the NASDAQ listing standards and the rules of the Securities and Exchange Commission.

The audit committee assists the board in overseeing Acxiom’s financial statements and financial reporting process; disclosure controls and procedures; systems of internal accounting and financial controls; independent auditors’ engagement, performance, independence and qualifications; internal audit function; risk management; and legal, regulatory compliance and ethics programs as established by management and the board. The board has determined that Mr. Patterson and Mr. Twomey are “audit committee financial experts” as defined in the rules of the Securities and Exchange Commission. The committee’s charter is posted on the Company’s website.

Compensation Committee

The members of the compensation committee currently are Mr. Dillard (Chair), Dr. Good, Mr. Ubben and Mr. Wise, each of whom is deemed independent under the NASDAQ listing standards.

The compensation committee assists the board in fulfilling its oversight responsibility related to the compensation programs, plans and awards for Acxiom’s executive officers, and it administers the Company’s equity-based compensation plans. The committee annually reviews and approves goals and objectives for the CEO, evaluates his performance, and makes a recommendation to the full board regarding his compensation. The committee’s charter is posted on the Company’s website.

Finance Committee

The members of the finance committee currently are Mr. Wise (Chair), Mr. Dillard, Mr. McLarty, Mr. Twomey and Mr. Ubben.

The finance committee monitors all major financial matters pertaining to the Company, assists the board in long-range financial planning, and makes recommendations regarding the Company’s capital and debt structure. It recommends and prioritizes capital and financial commitments, monitors related performance measurements, and reviews annual operating and capital budgets and performance measures. It also reviews large capital and unbudgeted expenditures. Proposed acquisitions and divestitures are reviewed by the committee, and it makes recommendations regarding the Company’s hedging, dividend and tax policies. The committee’s charter is posted on the Company’s website.

Governance/Nominating Committee

The members of the governance/nominating committee currently are Mr. Henderson (Chair), Dr. Good, Dr. Hasselmo and Mr. Patterson, each of whom is deemed independent under the NASDAQ listing standards.

This committee is responsible for reviewing and recommending to the board the following: corporate governance principles; management succession plan; structure of board committees; compensation of directors; self-evaluation process for the board; ethics compliance programs; director orientation; and education programs. In addition, the committee is charged with reviewing and approving related-party transactions between Acxiom and any of its officers, directors or affiliates that would be required to be reported in the annual proxy statement under SEC rules and regulations. No related-party transaction will be approved unless it is deemed by the committee to be commercially reasonable and in the best interests of, or not inconsistent with the best interests of, the Company. The committee’s charter is posted on the Company’s website.

The committee is also responsible for screening and recommending qualified candidates to the board for membership, and for annually recommending to the board the nominees for director to be submitted for election at each annual meeting of stockholders. All nominations or appointments to the board are approved by the full board of directors. When formulating its membership recommendations, the committee considers any advice and recommendations offered by the CEO or by the stockholders. Committee members who are up for reelection recuse themselves from any discussion or votes regarding their own nominations.

The committee is responsible for assessing the appropriate balance of skills and characteristics required of board members. Nominees for director must meet the qualifications set forth in our corporate governance principles and the governance/nominating committee charter, copies of which are posted in the corporate governance section of our website at www.acxiom.com. Among the various criteria for selection as a board member are the level of a potential candidate’s experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, willingness to devote adequate time to board duties, and a commitment to serve on the board for an extended period of time. Directors should possess the highest personal and professional ethics and values, and be committed to representing the long-term interests of the stockholders. They should have an objective perspective and mature judgment. We endeavor to have a board representing diverse experience at policy-making levels in business, government, education and technology.

Nominees must also comply with the board of directors’ code of business conduct and ethics, a copy of which is posted in the corporate governance section of our website at www.acxiom.com. In accordance with the terms of the Company’s corporate governance principles, any nominees proposed by stockholders will be evaluated by the governance/nominating committee in the same manner as nominees proposed by other sources. To be considered by the governance/nominating committee, a stockholder nominee must be submitted to the corporate secretary at the address and within the timeframe specified under the section of the Proxy Statement entitled “Stockholder Proposals.”

Board Policy on Nominees Recommended by Security Holders. It is the policy of the board that representatives of institutional investors may be considered for board membership so long as the institution (a) does not own or control significant holdings (i.e., more than five percent of the total outstanding shares or other equity units) in businesses that are competitive with the Company; (b) fully discloses, on an ongoing basis, any currently existing and/or reasonably foreseeable conflicts of interest with the Company and/or its other stockholders; and (c) agrees to comply with the Company’s stock trading guidelines applicable to directors and senior members of management, as currently in force or as may be in force in the future.

Executive Committee

The members of the executive committee currently are Mr. Meyer (Chair), Mr. Dillard and Mr. Durham.

The executive committee implements the policy decisions of the full board and handles routine matters which arise during the interim periods between board meetings consistent with the authority which has been delegated to the committee by the board.

Other Committees

In addition to the standing committees described above, the board may establish special, single-purpose committees to deal with a particular event or situation. In the past fiscal year, two such committees were formed. In April 2007 a committee (the “special committee”) was appointed to negotiate a proposed merger agreement between the Company and Silver Lake Partners and ValueAct Capital. The chairman of this committee was Mr. Durham and its members were Mr. Dillard, Dr. Good and Mr. Wise. The committee was dissolved after the proposed merger agreement was terminated on October 1, 2007. A second committee (the “search committee”) was formed in October 2007 for the purpose of recruiting a new chief executive officer for the Company. This committee was chaired by Mr. Wise and its members were Dr. Hasselmo, Mr. McLarty and Charles D. Morgan, the Company’s former Company Leader and Chairman of the Board. It was dissolved in January 2008 following the selection of Mr. Meyer as CEO.

Meetings Held During Past Fiscal Year

During fiscal year, the board met twenty-eight times, the audit committee met four times, the compensation committee met six times, the finance committee met two times, and the governance/nominating committee met seven times. The independent members of the board met one time and the special committee met thirty times. There was one formal meeting of the search committee, after which two of the individual committee members carried out the majority of the work of the committee. Action pursuant to unanimous written consent in lieu of a meeting was taken five times by the compensation committee, four times by the executive committee and two times by the special committee. All of the directors attended at least 75% of the aggregate number of meetings of the board and of the committees on which they served during the past fiscal year. Executive sessions of the independent directors are held at each quarterly board meeting and may be held at any other meeting if the independent directors so desire. Directors are expected to attend all board and stockholder meetings whenever possible. At the 2007 Annual Meeting of Stockholders, seven directors were in attendance.

Stockholder Communication with Directors

Stockholders may contact an individual director, the lead independent director, the board as a group, or a specified board committee or group, including the non-employee directors as a group, as follows:

Mail:	Acxiom Board of Directors

P.O. Box 250266

Little Rock, AR 72225-0266

E-mail:	Directors@acxiom.com

Telephone:	866-513-0188 or 501-342-8888

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Communications relating to Acxiom's accounting, internal accounting controls, or auditing matters will be referred to members of the audit committee. Incoming messages are monitored by an independent third party who receives and processes the communications before forwarding them to the addressee. Depending on the subject matter, communications may be referred to departments within Acxiom. Communications that are primarily commercial in nature, as well as marketing solicitations, will generally not be forwarded to the directors.

Compensation Committee Interlocks and Insider Participation

No compensation committee interlocks exist with respect to the board’s compensation committee, nor do any present or past officers of Acxiom serve on the compensation committee.

PROPOSAL TO AMEND THE 2005 EQUITY COMPENSATION PLAN

(Proposal No. 2 of the Proxy Card)

Under the Company’s 2005 Equity Compensation Plan (the “Plan”), the shareholders have previously approved 20.3 million shares for issuance. No increase in the number of shares available under the Plan is currently being sought. On May 23, 2008, the board of directors voted to amend the Plan so as to increase the Internal Revenue Code Section 162(m) limits under the Plan. Section 162(m) requires that a plan state a maximum amount of stock option and performance-based awards that may be granted to a participant in any 12-month period in order for any associated performance-based expense above $1,000,000 to be deductible by a company. There is no Internal Revenue Code formula or limit to determine what these maximums should be. Most companies determine their plan maximums based upon their anticipated future needs. The Plan previously specified maximums of 200,000 stock options and 50,000 restricted stock units (“RSUs”) or other similar performance awards, which the board has determined are no longer adequate. Under the amendment approved by the board, the maximums would be increased to 400,000 for both stock options, RSUs and other similar awards. The board reached this determination based on the advice of its compensation consultant, Hewitt Associates LLC, and upon a review of peer companies’ practices.

The Plan has been restated to reflect this amendment, which is now being submitted for approval by the stockholders. A copy of the Plan is attached as Appendix A to this proxy statement. If the stockholders do not approve this proposal, the Plan will remain as it currently is (without the increase in the Section 162(m) limits).

The board of directors is not recommending that there be any increase in the total number of shares available for grant under the Plan at this time, nor is the board recommending that there be any increase in the number of restricted shares or other full value awards that many be granted under the Plan. The proposed amendment pertains only to the Section 162(m) limits in the Plan.

Information About the Plan

The purpose of the Plan is to align long-term incentive compensation with the Company’s business strategies and with stockholder and investor interests, and to recruit and retain key individuals. We believe that providing employees with a proprietary interest in Acxiom’s business and, therefore, a more direct stake in its continuing welfare, will better align their interests with those of our stockholders. The following summary is a description of the Plan. Stockholders are encouraged to read the entire Plan as set forth in Appendix A for a complete understanding of its provisions.

Stockholders first approved the Plan at the 2000 annual meeting. Until the Plan was amended to include other equity vehicles in 2005, stock options were the only types of equity issued under the Plan. Since 2005 RSUs and performance units have also been issued under the Plan. As of June 6, 2008, of the 20.3 million shares previously approved by the stockholders for issuance under the Plan, there remained 5,271,992 shares available for future issuance. An additional 267,808 shares are available for issuance under other equity plans of the Company, making a total of 5,539,800 shares available for issuance under all plans. Options to purchase 11,256,703 million shares of Acxiom common stock are currently outstanding.  These options have a weighted average exercise price of $22.03 per share and a weighted average remaining contractual life of 7.68 years. As of June 6, 2008 there were 1,820,644 full-value awards outstanding and 77,494,963 shares of common stock outstanding. A total of 1,597,123 RSUs have been granted under the Plan, of which 1,340,006 remain unvested. A total of 480,638 performance units have been granted under the Plan, all of which are unvested. The compensation committee takes external market and regulatory developments into consideration when determining long-term incentive strategies and revises its policies from time to time so as to better align leadership long-term incentive compensation with the Company’s business strategies and with stockholder and investor interests.

Stock Options and Stock Appreciation Rights. Under the Plan, either incentive stock options or stock options that do not qualify as incentive options (non-qualified stock options) may be granted. See the discussion regarding options below under “Federal Income Tax Treatment.” To date, only non-qualified stock options have been granted under the Plan. Stock appreciation rights (“SARs”) are also available for grant under the Plan. To date, no SARs have been granted.

Other Forms of Equity Interests. Restricted stock, RSUs, performance awards and other stock unit awards may be granted under the Plan. These awards may be subject to performance criteria being met either by the Company, by the participant, or both. A minimum vesting period of two years is imposed on such grants, with the exception of a total of 100,000 shares, which may be awarded with no vesting period.

Shares Reserved for Issuance. The total number of shares of the Company’s common stock currently approved by the stockholders for issuance under the Plan is 20.3 million. Any shares of Acxiom stock subject to an award that is forfeited, or any shares that are subject to an option that is canceled or unexercised within the exercise period, will be available for re-issuance under the Plan. To the extent any shares of Acxiom common stock subject to an award are not delivered to a participant because the shares are used to satisfy an applicable tax withholding obligation, those shares will again be available for delivery in connection with awards under the Plan. If an optionee delivers previously owned shares to the Company in payment of the exercise price of an option, only the net number of option shares issued to the optionee will be counted against the remaining shares available for grant under the Plan. In the event there is any change in the number of shares of Acxiom stock subject to the Plan resulting from a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or similar occurrence, then the number of shares reserved for issuance, the number of shares for which options may be granted to any one participant, and the number of shares and the price per share subject to outstanding options will be proportionally adjusted.

Administration. The Plan specifies that that it will be administered by the board of directors or the compensation committee of the board, and their lawful designees. The administrator makes determinations such as to whom awards will be made, what type of awards will be made, how many shares will be subject to each grant, the duration and exercise price of stock options, vesting schedules, performance criteria, conditions upon which a grant may be forfeited, and any restriction, limitation, procedure or deferral related to a grant. The compensation committee or the board may establish any rules and regulations it considers necessary to administer the Plan. All determinations of the compensation committee or the board will be final and conclusive for all purposes.

  Eligible Participants. Company employees, directors, affiliates, independent contractors and consultants of Acxiom or any subsidiary or affiliated company are eligible to participate in the Plan.

Stock Options. The exercise price for stock options may not be less than 100% of the fair market value of Acxiom common stock on the date of the grant. Without the further approval of the stockholders, no outstanding stock option granted under the Plan may be amended to reduce the exercise price or canceled in consideration for an award having a lower exercise price. This will not, however, prohibit adjustments related to stock splits, stock dividends, recapitalizations and other changes in the corporate structure or shares of Acxiom. The duration of options granted under the Plan, including the duration of options following a participant’s termination of employment, death or disability, is determined by the compensation committee or the board in its sole discretion. Non-qualified options granted under the Plan may not be exercised more than 12 years after the date of grant, and incentive options may not be exercised more than ten years after the date of the grant, although each may be granted for a lesser duration. Incentive options granted to a participant owning more than 10% of the total combined voting power of all classes of Acxiom stock may not be exercised more than five years from the date of grant.

At the time of exercise of an option, a participant must pay the full exercise price of the option in cash, by check or electronic funds transfer. Additionally, a participant may pay the exercise price by one of the following additional forms of payment, as may be approved by the compensation committee or board:

•

via a “broker’s cashless exercise” (i.e., through the sale of shares, by way of a broker, acquired upon exercise of the option having a fair market value equal to the exercise price pursuant to procedures approved by Acxiom);

•	by delivering previously-owned shares of Acxiom common stock owned by the participant for at least six months and having a fair market value equal to the exercise price;
•	by authorizing Acxiom to withhold a number of shares of Acxiom common stock otherwise issuable to the participant upon exercise of an option having a fair market value equal to the exercise price; or
•	by any combination of the above.

Restricted Stock and Restricted Stock Units. Restricted stock awards comprise shares of Acxiom common stock that are forfeitable until the restrictions imposed by the board or the compensation committee lapse. Awards of RSUs provide the right to receive either shares, cash or a combination thereof upon the lapse of restrictions imposed by the board or the compensation committee. Awards of restricted stock and RSUs may be subject to time-based restrictions, performance-based restrictions, or both.

Performance Awards. The Plan also authorizes the award of performance awards, in the form of either performance shares or performance share units, on any terms and conditions that the board or compensation committee deem desirable. Performance awards may be paid in cash, in shares, or a combination thereof, as determined by the board or the compensation committee.

The board or the compensation committee may set performance goals that, depending on the extent to which they are met during a performance period applicable to an award, will determine the number of performance shares or units that will be delivered to a participant at the end of the performance period. The performance goals may be set at threshold, target, and maximum performance levels, and the number of performance shares or units to be delivered may be tied to the degree of attainment of the various performance levels specified under the various performance goals during the performance period. No payment may be made with respect to a performance award if any specified threshold performance level is not attained.

If performance awards are intended to satisfy the conditions for deductibility under Section 162(m) of the Internal Revenue Code as “performance-based compensation,” the awards will contain pre-established objective performance goals for each performance period using one or more of the following performance measures:

•

earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the compensation committee deems appropriate and, if the compensation committee so determines, net of or including dividends) before or after interest and taxes (“EBIT”) or before or after interest, taxes, depreciation, and amortization (“EBITDA”);

•	gross or net revenue or changes in annual revenues;
•	cash flow(s) (including operating, free or net cash flows);
•	financial return ratios;
•	total stockholder return, stockholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time;
•	share price, or share price appreciation;
•	earnings growth or growth in earnings per share;
•	return measures, including return or net return on assets, net assets, equity, capital, investment, or gross sales;
•	adjusted pre-tax margin;
•	pre-tax profits;
•	operating margins;
•	operating profits;
•	operating expenses;
•	dividends;
•	net income or net operating income;
•	growth in operating earnings or growth in earnings per share;
•	value of assets;
•	market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;
•	aggregate product price and other product measures;
•	expense or cost levels, in each case, where applicable, determined either on a company-wide basis or in respect of any one or more specified divisions;
•	reduction of losses, loss ratios or expense ratios;
•	reduction in fixed costs;
•	operating cost management;

•	cost of capital;
•	debt reduction;
•	productivity improvements;
•	satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures;
•	customer satisfaction based on specified objective goals or an Acxiom-sponsored customer survey; or
•	employee diversity goals.

The compensation committee will designate individuals eligible for an award of performance shares within the first 90 days of a year (or in the case of a performance period other than a year, no later than the date on which 25 percent of the performance period has lapsed) if such award is intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Performance goals may be applied to Acxiom as a whole (or a division, organization, or other business unit thereof), a subsidiary, an affiliated company, or of an individual participant, and may be set at a specific level or expressed as a relative percentage to the comparable measure at comparison companies or a defined index.  Performance goals shall, to the extent applicable, be based upon generally accepted accounting principles, but may be adjusted by the compensation committee to take into account the effect of the following: (a) changes in accounting standards that may be required by the Financial Accounting Standards Board (or any applicable successor entity) after the performance goal is established; (b) realized investment gains and losses; (c) extraordinary, unusual, non-recurring, or infrequent items; (d) “non-GAAP financial measures” that have been included in Acxiom’s quarterly e arnings releases and disclosed to investors in accordance with SEC regulations; and (e) any other items as the compensation committee determines to be required so that the operating results shall be computed on a comparative basis from period to period. Determinations made by the compensation committee shall be based on relevant objective information and/or financial data, and will be final and conclusive with respect to all affected parties.

Other Awards. Other awards of shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Acxiom common stock or other property may be granted under the Plan to participants, either alone or in addition to other awards under the Plan. Other stock awards may be paid in shares, cash or any other form of property as the compensation committee or the board may determine. Subject to the provisions of the Plan, the compensation committee or the board shall have sole and complete authority to determine who will receive such an award, the times at which such awards shall be made, the number of shares to be granted, and all other terms and conditions of such awards.

Amendment and Termination. The compensation committee or the board may amend the Plan and/or the terms of outstanding awards or grants; provided, however, that if an amendment would (i) materially increase the benefits to participants under the Plan, (ii) increase the aggregate number of shares that may be issued under the Plan, or (iii) materially modify the requirements for participation in the Plan by materially increasing the class or number of persons eligible to participate, then stockholder approval must be obtained. To the extent necessary to comply with applicable laws and regulations, certain other amendments to the Plan or to any outstanding grant may require stockholder approval. Any amendment that would impair the rights of a participant may not be made without the participant’s consent. The Plan may be terminated at any time by the board. No termination, however, will adversely affect the terms of any outstanding awards under the Plan.

Change of Control. In connection with a “change of control,” which may include a merger or consolidation of Acxiom, a sale of all or substantially all of its assets, the acquisition of a significant percentage of the voting power of the Company or similar occurrence, the committee or board may determine that: (1) any outstanding options may become immediately exercisable; (2) any outstanding options may terminate within a specified number of days after notice to the affected participants, and the participant will receive an amount of cash equal to the excess of the fair market value of the shares immediately prior to the occurrence of the change of control (which shall be no less than the value being paid for such shares in the transaction) over the exercise price of the option; (3) restrictions and deferral limitations applicable to any restricted stock or RSU awards may become free of all restrictions and become fully vested and transferable; (4) all performance awards may be considered to be prorated, and any deferral or other restriction may lapse and such awards may be immediately settled or distributed; (5) the restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other types of awards granted under the Plan may lapse, and such awards may become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the Award not previously forfeited or vested.

Federal Income Tax Treatment. The following discussion generally outlines certain U.S. federal income tax consequences of participating in the Plan and is based on current U.S. laws and regulations, all of which are subject to change. This summary does not constitute tax advice and does not attempt to describe all of the possible tax consequences that could result from the acquisition, holding, exercise or disposition of any equity award made under the Plan or any of the underlying shares of common stock. Because of the variety of awards that may be made under the Plan and the complexities of the tax laws, participants are encouraged to consult a tax advisor as to their individual circumstances.

Non-Qualified Stock Options. There are currently no federal income tax consequences to either the participant or Acxiom upon the grant of a non-qualified option. Upon the exercise of a non-qualified option, the participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of each share on the date of exercise over the option price, and Acxiom generally will be entitled to a federal income tax deduction in the same amount. Special rules apply to a participant who exercises a non-qualified option by paying the exercise price, in whole or in part, by the transfer of shares of previously-owned Acxiom common stock.

Incentive Stock Options. There are currently no federal income tax consequences to either the participant or Acxiom upon the grant of an incentive option. The participant will not have to recognize any income upon the exercise of an incentive option, and Acxiom will not be allowed any deduction, as long as the participant does not dispose of the shares within two years from the date the incentive option was granted or within one year from the date the shares were transferred to the participant. Upon the sale of the shares after the holding period requirement is satisfied, the participant will recognize a long-term capital gain (or loss) measured by the excess (or deficit) of the amount realized from the sale over the exercise price of the shares, but no deduction will be allowed to Acxiom. If a participant disposes of shares before the holding period is satisfied, the participant will recognize ordinary income in the year of the disposition, and Acxiom will be entitled to a corresponding deduction, in an amount equal to the lesser of (1) the excess of the fair market value of the shares on the date of exercise over the exercise price of the shares, or (2) the excess of the amount realized from the disposition over the exercise price of the shares. Where shares are sold before the holding period is satisfied, the participant will also recognize a capital gain to the extent that the amount realized from the disposition of the shares exceeded the fair market value of the shares on the date of exercise.

Other Equity Incentives. In general, upon the grant of stock appreciation rights and certain performance shares, a participant would recognize no taxable income and Acxiom would receive no deduction. Generally, at the time a participant receives payment under any of these other equity incentive awards, the participant will recognize compensation taxable as ordinary income in an amount equal to the cash or fair market value of the common stock received, and Acxiom would be entitled to receive a corresponding deduction.

A participant will not be taxed upon the grant of an equity award, including restricted stock and RSUs, if such award is subject to a “substantial risk of forfeiture,” as defined in the Internal Revenue Code. When the shares of common stock that are subject to such an award are no longer subject to a substantial risk of forfeiture, however, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the award, less any amount paid for the stock, and the Company will then be entitled to a corresponding deduction. If a participant so elects at the time of receipt of such an award, he or she may include the fair market value of the stock subject to the award, less any amount paid for the stock, in income at that time, and the Company will be entitled to a corresponding deduction at that time.

American Jobs Creation Act of 2004. The American Jobs Creation Act of 2004 added Section 409A to the Internal Revenue Code, generally effective January 1, 2005. The IRS has so far issued only limited guidance on the interpretation of this new law. Section 409A covers most programs that defer the receipt of compensation to a succeeding year. It provides strict rules for elections to defer (if any) and for timing of payouts. There are significant penalties placed on an individual participant for failure to comply with Section 409A. However, it does not impact Acxiom’s ability to deduct deferred compensation. Certain awards may be granted under the Plan which allow for deferral of compensation.

Code Section 162(m). Awards granted under the Plan may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code in order to preserve our federal income tax deductions with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1 million and paid to one of our five most highly compensated executive officers. To so qualify, awards must be granted under the Plan by a committee consisting solely of two or more “outside directors” (as defined under Section 162 regulations) and satisfy the Plan’s limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for awards (other than certain stock options) to qualify, the grant, issuance, vesting or retention of the award must be contingent upon satisfying one or more of the performance criteria set forth in the Plan, as established and certified by a committee consisting solely of two or more “outside directors.”

New Plan Benefits

Future awards under the Plan to any participant or groups of participants are made at the discretion of our board of directors and/or the compensation committee. At this time, therefore, the benefits that may be received by any participant or groups of participants under the Plan if our stockholders approve the proposed amendment cannot be determined.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information about our common stock which may be issued upon the exercise of options under our existing equity compensation plans as of the end of fiscal 2008 (March 31, 2008):

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	10,480,650[1]	$21.58	6,568,555
Equity compensation plans not approved by stockholders	380,000[2]	11.19	145,000

[1]

This figure represents stock options issued under approved stock option plans, 219,807 of which options were assumed in connection with our acquisitions of May & Speh, Inc. in 1998 and Digital Impact, Inc. in 2006.

[2]

Issued pursuant to the Company’s 2008 Nonqualified Equity Compensation Plan described below, which does not require stockholder approval under the exception provided for in NASDAQ Marketplace Rule 4350(i)(1)(A).

Equity Compensation Plans Not Approved By Security Holders

The Company adopted the 2008 Nonqualified Equity Compensation Plan of Acxiom Corporation (the “2008 Plan”) to promote the interests of the Company and its stockholders by enabling grants of awards to provide a material inducement for new key executives to join the Company. These awards include stock options, stock appreciation rights, restricted stock awards, RSU awards, performance awards, performance shares, performance units, qualified-performance based awards, or other stock unit awards. In order to receive such an award, a person must be newly employed with the Company with the award being provided as an inducement material to their employment, provided such award is first properly approved by the board of directors or an independent committee of the board. The board of directors and its compensation committee are the administrators of the 2008 Plan, and as such, determine all matters relating to awards granted under the 2008 Plan, including the eligible recipients, whether and to what extent awards are to be granted, the number of shares to be covered by each grant and the terms and conditions to the awards. A maximum of 525,000 shares of Common Stock were reserved for issuance under the 2008 Plan during fiscal 2008. The 2008 Plan has not been approved by the Company’s shareholders.

Board of Directors’ Recommendation

The board of directors recommends that the stockholders vote FOR the proposal to amend to the 2005 Equity Compensation Plan to increase the Internal Revenue Code Section 162(m) limits regarding the number of awards that may be made to any one person in any one year from 200,000 stock options to 400,000, and from 50,000 RSUs or other similar award to 400,000. Pursuant to the terms of the Plan and under applicable Delaware law, approval of the proposal requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock present in person or by proxy and entitled to vote at the annual meeting.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

(Proposal No. 3 of the Proxy Card)

The audit committee has selected KPMG to serve as our independent auditor for fiscal 2009, and the stockholders are being asked to ratify this action. We anticipate that a representative of KPMG will be present at the 2008 Annual Meeting of Stockholders and will have the opportunity to make a statement at the meeting if he or she desires to do so and to respond to appropriate questions.

Fees Billed For Services Rendered by Independent Auditor

The following table presents fees for professional audit services rendered by KPMG for the audits of the Company’s annual financial statements for the fiscal years ended March 31, 2008 and March 31, 2007, and fees billed for other services rendered by KPMG.

	2008	2007

Audit Fees (including quarterly reviews)[1]	$ 3,082,000	$ 3,846,680

Audit-Related Fees[2]	51,200	722,072

Tax Fees[3]	293,000	356,000

All Other Fees	0	0

Total	$ 3,426,200	$ 4,924,752

[1]

Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, the audit of our internal control over financial reporting, quarterly reviews of financial statements included in our Form 10-Q’s and 10-K, and audit services provided in connection with other statutory and regulatory filings.

[2]

Audit-related fees include professional services related to the audit of our financial statements, SAS 70 reviews of our data centers, reporting on compliance with debt covenants, and audits of employee benefit plans.

[3]

Tax fees include professional services rendered in connection with tax compliance and preparation relating to our tax audits, and international tax compliance and tax consulting. We do not engage KPMG to perform personal tax services for our executive officers.

Audit Committee Pre-Approval Policy

The audit committee has adopted a policy for the pre-approval of engagements for audit, audit-related and non-audit services by our independent auditor. The policy requires that the committee pre-approve all audit services and audit-related services to be performed by the independent auditor. For non-audit services, the principal financial officer must provide a written explanation to the audit committee of the scope of the services, the estimated costs, and other pertinent information, and then the audit committee or a designated member of the committee must pre-approve the proposed engagement. The requirement for pre-approval of an engagement for non-audit services may be waived only if (i) the aggregate amount of all such non-audit services provided is less than five percent of the total amount paid by the Company to the independent auditor during the fiscal year when the services are provided; (ii) the services were not deemed by management at the time of the engagement to be non-audit services; and (iii) the services are promptly brought to the attention of the audit committee and approved after the fact. All audit and non-audit services reflected in the table above were pre-approved by the audit committee in accordance with the policy.

Board of Directors’ Recommendation

The board of directors recommends that the stockholders vote FOR the ratification of KPMG as the Company’s independent registered accountant. If the stockholders fail to ratify this appointment, the audit committee will reconsider whether to retain KPMG and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in the Company’s best interests and in the best interests of our stockholders.

STOCK OWNERSHIP

The following table sets forth information as of June 6, 2008 with respect to the beneficial ownership of our common stock by:

•	each of our directors, nominees and executive officers individually;

•	all of our directors, nominees and executive officers as a group; and

•	each person who is known to us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, the address of each person named in the table below is c/o Acxiom Corporation, 601 East Third Street, Little Rock, AR 72201, and each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned. The percentage listed in the column entitled ”Percentage of Class” is calculated based on 77,494,963 shares of our common stock outstanding on June 6, 2008. This number excludes 36,996,236 shares held in treasury. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Beneficial Owner	Shares Beneficially Owned	Percentage of Class
John A. Adams	0	*
Cindy K. Childers	99,390[1]	*
William T. Dillard II	53,127[2]	*
Michael J. Durham	6,801	*
Mary L. Good	13,321	*
Ann Die Hasselmo	32,356[2]	*
William J. Henderson	30,081[2]	*
Richard K. Howe	138,323[3]	*
Jerry C. Jones	330,793[4]	*
Thomas F. McLarty, III	22,047[2]	*
John A. Meyer	15,885	*
Stephen M. Patterson	64,544[2]	*
Kevin M. Twomey	14,146	*
Jeffrey W. Ubben	8,502	*
R. Halsey Wise	10,990	*
Christopher W. Wolf	51,025[5]	*

All directors, nominees and executive officers as a group (16 people)	891,331[6]	1.1%

Glenhill Advisors, LLC	4,108,463[7]	5.3%
598 Madison Avenue, 12th Floor
New York, NY 10022

O.S.S. Capital Management LP	4,134,900[8]	5.3%
598 Madison Avenue
New York, NY 10022

ValueAct Capital Master Fund, L.P.	10,329,711[9]	13.3%
435 Pacific Avenue, Fourth Floor
San Francisco, CA 94133

*	Denotes less than 1%.

[1]	Includes 92,164 shares subject to options which are currently exercisable or exercisable within 60 days, of which none are in the money.

[2]	Includes 5,400 shares subject to options which are currently exercisable, of which 2,900 are in the money.

[3]	Includes 115,000 shares subject to options which are currently exercisable or exercisable within 60 days, of which none are in the money.

[4]	Includes 320,775 shares subject to options which are currently exercisable or exercisable within 60 days, of which 32,603 are in the money.

[5]	Includes 37,500 shares subject to options which are currently exercisable or exercisable within 60 days, of which none are in the money.

[6]	Includes 592,439 shares subject to options which are currently exercisable or exercisable within 60 days, of which 47,103 are in the money.

[7]

This information is based solely upon information contained in a Schedule 13G filed on May 27, 2008. Represents shares owned by two investment funds, Glenhill Capital LP and Glenhill Capital Overseas Master Fund, LP. These shares are beneficially owned by Glenhill Advisors, LLC, Glenn J. Krevlin and Glenhill Capital Management, LLC. Glenn J. Krevlin is the managing member and control person of Glenhill Advisors, LLC. Glenhill Advisors, LLC is the managing member of Glenhill Capital Management, LLC. Glenhill Capital Management, LLC is the general partner and investment advisor of Glenhill Capital LP and sole shareholder of Glenhill Capital Overseas GP, Ltd. Glenhill Capital Overseas GP, Ltd. is general partner of Glenhill Capital Overseas Master Fund, LP.

[8]

This information is based solely upon information contained in a Schedule 13G filed on January 11, 2008. Of the 4,134,900 shares reported, (i) O.S.S. Capital Management LP may be deemed to beneficially own 4,134,900 shares; (ii) Oscar S. Schafer & Partners I LP may be deemed to beneficially own 161,782 shares; (iii) Oscar S. Schafer & Partners II LP may be deemed to beneficially own 1,827,303 shares; (iv) O.S.S. Overseas Fund Ltd. may be deemed to beneficially own 2,145,815 shares; (v) O.S.S. Advisors LLC may be deemed to beneficially own 1,989,085 shares as a result of its voting and dispositive power over 1,989,085 shares owned by Oscar S. Schafer & Partners I LP and Oscar S. Schafer & Partners II LP; (vi) Schafer Brothers LLC may be deemed to beneficially own 4,134,900 shares as a result of its voting and dispositive power over 4,134,900 shares owned by Oscar S. Schafer & Partners I LP and Oscar S. Schafer & Partners II LP, O.S.S. Overseas Fund Ltd. and a separately managed account; and (vii) Oscar S. Schafer may be deemed to beneficially own 4,134,900 shares by virtue of his voting and dispositive power over 4,134,900 shares owned by Oscar S. Schafer & Partners I LP and Oscar S. Schafer & Partners II LP, O.S.S. Overseas Fund Ltd. and a separately managed account.

9

This information is based solely upon information contained in a Schedule 13D/A filed February 1, 2008 and includes 10,329,711 shares that are directly owned by ValueAct Capital Master Fund, L.P. These shares also may be deemed to be beneficially owned by (a) VA Partners I, LLC, as general partner of ValueAct Capital Master Fund, L.P., (b) ValueAct Capital Management, L.P., as the manager of ValueAct Capital Master Fund, L.P., (c) ValueAct Capital Management, LLC, as general partner of ValueAct Capital Management, L.P., (d) ValueAct Holdings, L.P., as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC, and (e) ValueAct Holdings GP, LLC, as general partner of ValueAct Holdings, L.P. (collectively, the ValueAct Master Fund Persons”). Excludes 25,500 shares (representing less than 1% of Acxiom’s outstanding common stock) that are directly owned by ValueAct SmallCap Master Fund, L.P., an entity in which an affiliate of the ValueAct Master Fund Persons has a minority investment. Also excludes 8,502 shares reported as beneficially owned by Jeffrey W. Ubben. Mr. Ubben is a member of the Management Board of ValueAct Holdings GP, LLC and disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to provide information about our philosophy and principles regarding the compensation program for our Chief Executive Officer, Chief Financial Officer, Interim Chief Financial Officer, and the three other executive officers who were the most highly compensated in fiscal 2008 (the “Named Executive Officers” or “NEOs”).

The following individuals constitute the Named Executive Officers for fiscal 2008:

•	John A. Meyer, Chief Executive Officer & President

•	Christopher W. Wolf, Chief Financial Officer & Executive Vice President

•	Rodger S. Kline, former Chief Administrative Leader and Interim Chief Financial Officer

•	L. Lee Hodges, former Services Division Leader

•	Martin D. Sunde, Senior Vice President

•	Jerry C. Jones, Chief Legal Officer & Senior Vice President

Charles D. Morgan is also considered a Named Executive Officer even though he was not an executive officer at the end of fiscal 2008. Mr. Morgan is included because he served as the Company’s principal executive officer during a portion of fiscal 2008.

Summary of Key Events in Fiscal 2008

The following is a chronological summary of key events affecting executive compensation for certain NEOs in fiscal 2008:

•

On May 16, 2007, Acxiom entered into a merger agreement pursuant to which Acxiom agreed, subject to certain conditions, to be acquired by two private equity firms, Silver Lake Partners and ValueAct Capital. On the following day the compensation committee met for the purpose of setting compensation for fiscal 2008. In light of the pending merger, the compensation committee determined not to make any changes to the base salaries of any NEOs from their respective fiscal 2007 levels and not to make any new stock option or RSU grants to any NEO.

•

On May 24, 2007, Christopher W. Wolf was hired by the Company as Chief Financial Officer. Pursuant to the terms of the offer letter Mr. Wolf executed with the Company, he will receive an annual salary of $400,000 and potential cash incentive payments of up to 65% of his annual base pay subject to the Company meeting certain defined thresholds. Per the letter he was also issued 50,000 RSUs and 150,000 stock options, which vest in equal increments over a four-year period. Vesting of the RSUs will be accelerated in the event there is a change of control within 24 months of Mr. Wolf’s date of hire and his employment is terminated other than for cause as a result of the change in control. For a more detailed description of the terms of Mr. Wolf’s employment with Acxiom, see “Offer Letter with Christopher W. Wolf” below.

•	On October 1, 2007, Acxiom announced that it had agreed with Silver Lake Partners and ValueAct Capital to terminate the merger agreement.

•

Also on October 1, 2007, Acxiom announced that Charles Morgan, Acxiom’s Chairman of the Board and Company Leader, would retire. His retirement became effective on November 13, 2007. In connection with Mr. Morgan’s retirement, he and Acxiom entered into a transition agreement under which he agreed to serve as Interim Company Leader until his successor was identified and elected by the Company’s board of directors. Mr. Morgan also agreed to provide consulting services to Acxiom for three years following the election of his successor. During his service as Interim Company Leader, Mr. Morgan continued to be paid at his previous rate of pay which was $815,000 annually, and he received other compensation to which he was entitled (other than cash bonuses). As compensation for his consulting services, Mr. Morgan will receive $500,000 per year for three years, and he received a one-time payment of $3,000,000 which was paid on November 13, 2007. For a more detailed description of the terms of Mr. Morgan’s transition agreement, see “Transition Agreement with Charles D. Morgan” below.

•

On October 4, 2007, following termination of the merger agreement, the compensation committee approved the grant of stock options to certain members of the executive team, including Messrs. Wolf, Hodges, Sunde and Jones. The purpose of the grants was to provide incentives to these officers to stay with the Company following the termination of the merger.

•

On January 14, 2008, Acxiom entered into an employment agreement with John Meyer under which Mr. Meyer became Chief Executive Officer (“CEO”) and President effective February 4, 2008. Mr. Meyer will receive an initial base salary of $700,000 per year and will be eligible to receive a target cash bonus in an amount equal to 100% of his base salary and a maximum cash bonus of up to 200% of his base salary during each year of his employment agreement. Per the agreement, in fiscal 2008 Mr. Meyer received a grant of nonqualified stock options for 465,000 shares of common stock and RSUs for 115,000 shares of common stock; in fiscal 2009 he received performance share units in respect of 195,000 shares of common stock. As an inducement to enter into the employment agreement and to replace benefits lost by Mr. Meyer in connection with his job change, Mr. Meyer received a cash signing bonus of $700,000 upon joining Acxiom. For a more detailed description of the terms of Mr. Meyer’s employment agreement, see “Employment Agreement with John A. Meyer” below.

•	On March 6, 2008, Rodger Kline announced he would retire from the Company effective May 31, 2008.

•	On March 27, 2008, Lee Hodges announced he would retire from the Company effective June 30, 2008.

Compensation Philosophy and Objectives

Acxiom is known for its innovation and leadership in creating customer and information management solutions for many of the largest and most respected companies in the world. We believe our compensation programs are an integral part of maintaining this reputation in the industry and achieving high levels of business performance over the long term. Our general compensation philosophy is that compensation should be designed to attract, retain and motivate the right people in the right places at the right time to help our clients build valuable relationships with their customers. In keeping with this philosophy, the key objectives of our compensation programs are to:

•	align leadership compensation with our business strategy, values and management initiatives,

•	align Company executives’ interests with our stockholders’ interests,

•	motivate executives to achieve the highest level of performance,

•	provide a strong link between pay and performance, and

•	attract and retain the best executives through competitive, market-based plans.

The following discusses how the Company uses compensation awards and a number of other steps to achieve these objectives.

How We Determine Compensation

Role of the Compensation Committee and Executive Officers. The compensation committee oversees the design, development and implementation of the Company’s executive compensation program. It annually reviews and approves the compensation of the executive officers of the Company (including the NEOs) and the incentive compensation plans and applicable equity-based compensation plans. The compensation committee also periodically reviews the Company’s change of control, severance, retirement, deferred compensation programs, senior leadership benefits and perquisites to assure they are competitive and appropriate.

The Company’s Sr. Vice President of Human Resources assists the compensation committee by providing internal and external market information and analyses discussed below under the heading “Compensation Benchmarking” and by providing the compensation committee a “tally sheet” detailing the CEO’s compensation.

The CEO is responsible for recommending compensation actions involving the executive officers to the compensation committee for final determination and approval. The CEO does not participate in any of the compensation committee’s decisions regarding his own compensation.

Process for Determining CEO Compensation. In setting the CEO’s compensation the compensation committee reviews and approves relevant goals and objectives. The compensation committee annually evaluates the CEO’s performance in light of those goals and objectives and sets the CEO’s compensation based on this evaluation. In determining the long-term incentive component the compensation committee considers objective criteria, including the Company’s performance and relative shareholder return, the value of incentive awards made to CEOs at comparable companies, and the awards given to the CEO in past years. For all elements of the CEO’s compensation, the compensation committee also reviews a tally which provides the committee with information necessary to evaluate the total compensation picture for the CEO, rather than viewing isolated incremental changes, and to validate its strategy as it relates to the CEO’s total compensation. The tally sheet is also used by the compensation committee to inform the full board of directors of the CEO’s total compensation. The compensation committee’s review of the tally sheet may lead to changes in certain elements of the CEO’s compensation if the committee determines changes are appropriate. Any decisions regarding the CEO’s compensation are submitted by the compensation committee to the full board of directors for final approval.

Role of Compensation Consultant. The compensation committee periodically engages executive compensation consultants to provide advice and ongoing recommendations regarding executive compensation. For fiscal 2008, Hewitt Associates LLC (“Hewitt”), a compensation consulting firm, was engaged to review the long-term incentive component of Acxiom’s pay program and to make recommendations for fiscal 2009 long-term incentive programs. The compensation committee also received compensation benchmarking information from Hewitt in connection with the Company’s negotiations of an employment agreement with Mr. Meyer. Other than providing the advice described above, Hewitt did not provide any other services to the Company or the compensation committee in fiscal 2008. In the future, the Company or the compensation committee may engage

Hewitt or other compensation consultants to review and make recommendations on other components of compensation.

Compensation Benchmarking. Our compensation programs and practices are benchmarked each year against (a) group of companies from a variety of high-tech industries (the “High-Tech Group”), and (b) a group of companies in the information services industry (the “Peer Group” and, collectively with the High Tech Group, the “Comparison Group”), with each group consisting mostly of companies with similar revenues as Acxiom. Because we compete for executive talent from a variety of industries, the companies in the High-Tech Group represent a cross section of high-tech industries, other than the information services industry. For benchmarking against the High-Tech Group we utilize the following industry-recognized surveys:

•	IPAS Global Salary Survey for Technology Companies published by ICR Limited, L.C.
•	Radford Executive Survey published by Aon Consulting

For benchmarking against companies in the Peer Group, we utilize publicly available proxy information and we participate in a private industry survey published by Hewitt. The following companies comprise the Peer Group:

•	Arbitron, Inc.
•	ChoicePoint, Inc
•	The Corporate Executive Board Company
•	The Dun and Bradstreet Corporation
•	Equifax, Inc.
•	FactSet Research Systems, Inc.
•	Fair Isaac Corporation
•	Gartner, Inc.
•	Getty Images, Inc.
•	IHS, Inc.
•	John Wiley & Sons, Inc.
•	The McGraw-Hill Companies, Inc.
•	Moody’s Corporation
•	Proquest Company
•	The Thomson Corporation

The Company’s Sr. Vice President of Human Resources is responsible for compiling the Comparison Group data for presentation to the compensation committee. All components of Acxiom’s executive compensation package, as well as the aggregate total direct compensation (the sum of base salary, cash incentives and long-term incentives) levels for the Named Executive Officers, are targeted at the median for similarly situated employees of companies in the Comparison Group. Variation above or below the median target is allowed when, in the judgment of the compensation committee, the value of an executive’s experience, performance, scope and/or specific skills, together with his or her ability to impact business results, justifies the variation.

In determining Mr. Meyer’s compensation, the compensation committee asked Hewitt to provide data regarding compensation levels of chief executive officers at companies in the Peer Group. However, the compensation committee instructed Hewitt to exclude The McGraw-Hill Companies, Inc. and The Thomson Corporation from its report because they are much larger than Acxiom in terms of annual revenues. Because of this revenue discrepancy, the compensation committee believed that including these companies’ information in the benchmarking data would be inappropriate for determining CEO compensation for companies comparable in size to Acxiom.

Components of Compensation

The compensation program for our senior leadership team consists of:

•	base salary

•	short-term cash incentives

•	long-term incentives

•	retirement benefits

•	broad-based employee benefits

Compensation Mix. Because of the ability of executive officers to directly influence the overall performance of the Company, and consistent with our philosophy of linking pay to performance, it is our goal to allocate a significant portion of compensation paid to our executive officers through performance-based incentive programs. We also strive to allocate total direct compensation in a manner that is competitive with our peer groups. The chart below illustrates the mix of total compensation for all NEOs as a group, excluding Messrs. Meyer and Morgan, based on compensation paid in 2008. Messrs. Meyer and Morgan are not included in the table below because their fiscal year 2008 compensation was significantly affected by their employment status which produces atypical results for purposes of demonstrating the Company’s goals regarding the total mix of compensation paid to executive officers.

Compensation Element	2008 Total Compensation Mix
Base salary	43.3%
Short-term cash incentive	6.7%
Long-term incentive	48.6%
Retirement benefits	0.8%
Broad-based employee benefits	0.8%

Short-term cash incentive represented only 6.3% of the total compensation mix for these NEOs in fiscal 2008, which is a lower percentage as compared to previous years. Short-term cash incentives were lower in fiscal 2008 because, as discussed below, the Company failed to meet the key financial goals for payment of bonuses under our cash bonus plan. As a result, a limited amount of cash incentive bonuses were paid during the fiscal year.

Base Salary. Base salaries are based on the executives’ responsibilities, demonstrated performance, internal pay equity and the benchmarking data discussed above. Base salaries for executive officers are targeted at the median level for similarly situated employees of companies in the Comparison Group. Base salary is intended to provide a fixed, baseline level of compensation that is not contingent upon Acxiom’s performance, although performance does influence salary adjustments. Acxiom believes that providing a competitive base salary is essential to attracting and retaining qualified and valued executives. The base salaries of the CEO and the executive officers are reviewed and subject to adjustment approximately every 12 months. Base salary increases normally take place in May of each year. Base salaries are not increased, however, if the compensation committee believes other elements of compensation are more appropriate or if an increase is not necessary or appropriate under the circumstances at the time of review. Each executive officer’s performance for the prior year is reviewed by the CEO or, with respect to the performance of the CEO, by the compensation committee.

As noted above, because the merger agreement with Silver Lake Partners and ValueAct Capital had been signed immediately prior to the time the compensation committee met for the purpose of setting compensation for fiscal 2008, the committee determined not to make any changes to the base salary of any of the Named Executive Officers from their fiscal 2007 levels.

Base salaries for Mr. Meyer and Mr. Wolf for fiscal 2008 were $700,000 and $400,000, respectively. These amounts were determined based on negotiations with these officers prior to their employment. In setting the base salary for Mr. Meyer, the compensation committee considered the benchmarking data provided by Hewitt, as discussed above. Mr. Meyer’s base salary was set below the median level of base salaries for CEOs at the companies used in the benchmarking data. However, other elements of Mr. Meyer’s compensation (as discussed below) were set above the median level. Taken as a whole, Mr. Meyer’s total direct compensation is at the median level for CEO compensation based on the benchmarking data provide by Hewitt. Mr. Wolf’s base salary was set at the median level for other chief financial officers at companies in the Comparison Group based on the benchmarking data prepared by Acxiom’s Sr. Vice President of Human Resources.

Cash Incentives. Most of Acxiom’s executive officers participate in the Acxiom Leadership Cash Incentive Plan (the “Cash Incentive Plan”) which provides them with an opportunity to receive quarterly and annual cash incentive payments. Payment opportunities under the Cash Incentive Plan are established as a percentage of base salary and are targeted at the average of the median cash incentive opportunities available for similarly situated employees of companies in the Comparison Group. For fiscal 2008, the target opportunity under the Cash Incentive Plan for each Named Executive Officer, expressed as a percentage of his individual target base salary, was as follows: Mr. Wolf - 65%, Mr. Kline - 75%, Mr. Hodges - 75%, Mr. Sunde -75%, Mr. Jones - 65% and Mr. Morgan -100%. The maximum payment opportunity for these individuals for fiscal 2008 was 110% of their respective target opportunity. Because Mr. Meyer joined the Company in February 2008, less than two months prior to the end of the fiscal year, he did not participate in the fiscal 2008 Cash Incentive Plan. Pursuant to the terms of his employment agreement, Mr. Meyer will be eligible to receive a target cash bonus up to 200% of his base salary beginning in fiscal 2009.

The purpose of the Cash Incentive Plan is to both retain our Named Executive Officers and to reward performance during the year based on the achievement of certain financial performance goals. Generally, no bonuses are paid under the Cash Incentive Plan unless the Company achieves the designated financial performance goals. Under the plan the compensation committee can, however, recommend to the full board of directors that bonuses be awarded notwithstanding the fact that the Company may have failed to achieve the performance goals. This compensation committee did not make any such recommendations in fiscal 2008, however.

In fiscal 2008, the performance measure utilized in the Cash Incentive Plan for all participating NEOs, except for Messrs. Sunde and Hodges as discussed below, was Company operating income. The threshold operating income amount was set at $179,156,000, the target amount was $188,585,000, and the maximum amount was $207,444,000. The target operating income amount was calibrated to the midpoint of the Acxiom Financial Roadmap that was in place at the time.

As illustrated by the table below, accrual of bonuses was scheduled to begin when operating income reached the threshold level of $179,156,000, which represents 95% of the target operating income amount. For every tenth of a percent increase in operating income beyond the 95%, there was a 2% increase in funding until it reached 100%, or the target amount. After that, funding increased 1% for every 1% that operating income increased, up to the 110% maximum.

Operating Income Amount	Percentage of Attainment of Target Amount	Percentage of Opportunity/Payout
$207,444,000 (maximum)	110%	110%
$188,585,000 (target)	100%	100%
$186,699,000	99%	80%
$184,813,000	98%	60%
$182,927,000	97%	40%
$181,042,000	96%	20%
$179,156,000 (threshold)	95%	0%

For fiscal 2008, operating income for the Company was less than the threshold amount of $179,156,000. Therefore, except as noted below with respect to Messrs. Sunde and Hodges, no cash bonuses were awarded for attaining Company operating income under the Cash Incentive Plan.

We employ additional performance measures for participants in the Cash Incentive Plan who are principally responsible for a particular business unit. The performance measures for these individuals include the financial goal applicable to all other participants in the Cash Incentive Plan but also incorporate the performance of each individual’s business unit. The compensation committee sets the specific business unit performance targets at such levels it believes are attainable, though not assured and that are adequate to motivate these executives toward achievement of the goals. We believe this practice is consistent with our philosophy of linking pay to performance and providing motivation to our executives. Because Mr. Sunde was principally responsible in fiscal 2008 for our Acxiom Infrastructure Management (“AIM”) Division, his bonus opportunity under the Cash Incentive Plan was also based on the performance of the AIM Division as well as Company operating income. Likewise, because Mr. Hodges was principally responsible in fiscal 2008 for our Services Division, his bonus opportunity under the Cash Incentive Plan was based on the performance of the Services Division. For fiscal 2008, Mr. Sunde’s bonus opportunity under the Cash Incentive Plan was based 30% on Company operating income (calculated in the same manner as for all other NEOs as described above), 35% on the AIM Division’s operating income, and 35% on the AIM Division’s return on investment capital (“ROIC”). For fiscal 2008, Mr. Sunde received a $209,475 bonus under the Cash Incentive Plan for attainment of the AIM Division’s operating income and ROIC targets. For fiscal 2008, Mr. Hodge’s bonus opportunity under the Cash Incentive Plan was based 30% on Company operating income, 35% on the Services Division’s profits, and 35% on the Services Division’s revenues. For fiscal 2008, the Services Division’s revenues and profits were below the threshold amount set by the compensation committee. As a result, Mr. Hodges did not receive a bonus under the Cash Incentive Plan.

Long-Term Incentives. The Company grants RSUs and stock option awards to senior executives pursuant to its 2005 Equity Compensation Plan (the “2005 Plan”), and also grants stock options under the Amended and Restated 2000 Associate Stock Option Plan (the “2000 Plan”). The amount of RSUs and stock options granted are based on the compensation committee’s evaluation of a number of factors which include each recipient’s responsibilities and demonstrated performance, internal pay equity, accumulated wealth analysis, analysis of the benchmarking data discussed above, and retention considerations. Equity awards are approved by the compensation committee when granted. Acxiom has a policy of not backdating, re-pricing, or granting equity awards retroactively. For stock options, the exercise price is the closing price of the Company’s common stock on the date the compensation committee approves the grant. In fiscal 2008 the compensation committee did not have a formal ongoing plan for granting equity awards to senior executives. The compensation committee’s decisions regarding whether to make equity grants to senior executives varies based upon business conditions and recruiting and retention activity during the year.

From April 2008 through September 2008, the compensation committee did not make any new stock option or RSU grants to any senior executives due to the anticipated merger with Silver Lake Partners and ValueAct Capital as discussed above. Following the termination of the merger agreement on October 1, 2008, the compensation committee approved the grant of stock options to certain members of the executive team, including Messrs. Wolf, Hodges, Sunde and Jones as an incentive for them to remain employed by the Company following the termination of the merger agreement.

As noted above, in connection with the hiring of Mr. Meyer as CEO, the compensation committee granted 465,000 stock options and 115,000 RSUs to him effective as of February 7, 2008, each of which vests in equal increments over a four-year period. Of the stock options, 200,000 were granted out of the 2005 Plan and 265,000 were granted out of the Company’s 2008 Nonqualified Equity Compensation Plan (the “Inducement Plan”) which was adopted by the board of directors in connection with Mr. Meyer’s hiring. The RSUs were granted out of the Inducement Plan. In fiscal 2009, pursuant to the terms of the employment agreement, the compensation committee granted performance share units to Mr. Meyer in respect of 195,000 shares of common stock, 50,000 of which were granted out of the 2005 Plan and 145,000 of which were granted out of the Inducement Plan. These performance share units vest at the end of three years, contingent upon achievement by the Company of fiscal 2009 financial goals as specified by the compensation committee.

In connection with the hiring of Mr. Wolf as Chief Financial Officer (“CFO”) in May 2007, the compensation committee approved a grant of 150,000 stock options out of the 2000 Plan and 50,000 RSUs out of the 2005 Plan pursuant to Mr. Wolf’s offer letter. In October 2007, the compensation committee approved a retention grant to Mr. Wolf of 150,000 stock options out of the 2000 Plan. Mr. Wolf’s stock options and RSUs vest in equal increments over a four-year period following the date of grant.

The amount of the equity grants made by the compensation committee to Messrs. Meyer and Wolf (with the exception of the retention grant made to Mr. Wolf in October 2008) were determined based on negotiations with each individual prior to their employment. In determining the grants for Mr. Meyer, the compensation committee reviewed benchmarking data provided by Hewitt (as discussed above). Mr. Meyer was granted equity incentive awards above the median level of similar long-term incentive awards for CEOs at the companies used in the benchmarking data. However, Mr. Meyer’s base salary (as discussed above) was set below the median level. Taken as a whole, Mr. Meyer’s total direct compensation was at the median level for CEO compensation based on the benchmarking data provide by Hewitt. The amount of Mr. Wolf’s equity incentive awards was at the median level for other chief financial officers at companies in the Comparison Group based on the benchmarking data prepared by the Company’s Sr. Vice President of Human Resources.

Retirement Benefits. The Company provides qualified and non-qualified retirement plan benefits and welfare benefits to the Named Executive Officers. The Named Executive Officers participate in the same tax qualified retirement and welfare plans as the Company’s other employees. They also receive supplemental retirement and welfare benefits through the Company’s non-qualified deferred compensation arrangements. The Company believes these benefits are a basic component in retaining executives. Acxiom’s retirement and welfare benefits include the following:

•

Qualified Retirement Plan Arrangements. The Company maintains the Acxiom Corporation Retirement Savings Plan which is a 401(k) qualified savings plan that is generally available to all employees, including the Named Executive Officers, upon satisfying the plan’s eligibility requirements. The plan provides for deferral of compensation with a matching component of $.50 for each dollar contributed by the participant to the 401(k) plan up to 6% of the participant’s compensation. The matching contribution is currently paid in shares of Acxiom common stock. Vesting of Company contributions under the 401(k) plan is 20% after two years of a participant’s participation in the plan and 20% each year thereafter until fully vested.

•

Supplemental Executive Retirement Plan Arrangements. Members of Acxiom’s leadership team are eligible to participate in the Company’s nonqualified supplemental executive retirement plan (“SERP”), which was adopted in fiscal 1996, by contributing pretax income into the plan via payroll deductions. As is the case with the 401(k) plan, Acxiom matches contributions at a rate of $.50 for each dollar contributed by the participant to the SERP up to 6% of the participant’s compensation, but only to the extent that the maximum matching contribution has not already been made under the 401(k) plan. The matching contribution is currently paid in shares of Acxiom common stock. Participants may contribute up to 100% of their pretax income to the SERP. The SERP is a nonqualified restoration plan in that it simply restores benefits lost due to certain IRS limitations on highly compensated (as defined by the IRS) employees’ participation in the Company’s qualified 401(k) retirement plan. All the Company’s highly compensated employees are eligible to participate in the SERP. Vesting of Company contributions under the SERP is 20% after two years of a participant’s participation in the plan and 20% each year thereafter until fully vested.

Other Employee Benefits. Acxiom maintains certain broad-based employee benefit plans in which the Company’s executives are permitted to participate on the same terms as other employees who meet applicable eligibility criteria, subject to legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.

Fiscal 2008 One-Time Cash Payments

In fiscal 2008, Mr. Meyer received a $700,000 cash payment as an inducement to enter into his employment agreement and to replace benefits lost by him in connection with his job change. Under the terms of his agreement, if Mr. Meyer is terminated for “cause” or if he terminates his employment without “good reason” before December 31, 2008, he will refund to Acxiom an amount equal to the signing payment multiplied by a fraction, the numerator of which is the number of days remaining in the 2008 calendar year following his termination and the denominator of which is 365.

Mr. Morgan received a one-time payment of $3,000,000 which was paid on November 13, 2007 in connection with his retirement from his position as Company Leader and as a member of the board of directors. This payment was consideration for Mr. Morgan’s agreement to serve as interim Company Leader prior to the hiring of Mr. Meyer, to provide consulting services to the Company for three years thereafter, and for the performance of other covenants and agreements specified in the transition agreement he entered into with the Company.

Messrs. Wolf, Jones, Hodges and Sunde also received a one-time cash bonus in fiscal 2008.  Mr. Wolf and Mr. Jones were awarded $50,000 each, and Mr. Hodges and Mr. Sunde were awarded $15,000 each.  These bonuses were made in recognition of their work on special projects which were considered above and beyond the normal scope of their duties.

Stock Ownership Requirements

In fiscal 2008, the compensation committee adopted stock ownership requirements for the Company’s executive officers to ensure that they have a meaningful stake in the Company. The guidelines are designed to balance an officer’s need for portfolio diversification with ensuring that his or her interests are closely aligned with the stockholders’ interests. The stock ownership guidelines are set as a multiple of base salary. The CEO has a three times multiple and the other executive officers have a one times multiple. Beginning in May 2007, each current officer who is required to file reports under Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officer”) has five years to comply with the ownership requirements. Thereafter, any newly appointed Section 16 Officer will likewise have five years from the date of appointment to comply. Until the officers comply with the stock ownership requirements, they are required to retain 50% of any exercised stock option shares or vested RSU shares after payment of taxes and, with respect to stock options, the payment of the exercise price.

Employment Agreements; Transition Agreement

We have entered into employment agreements with each of Messrs. Meyer and Wolf. We also entered into a transition agreement with Mr. Morgan upon his retirement. No other NEO has an employment agreement. A description of each of these agreements follows:

Employment Agreement with John A. Meyer

Effective February 4, 2008, Mr. Meyer became Acxiom’s Chief Executive Officer and President pursuant to an employment agreement entered into between the Company and Mr. Meyer on January 14, 2008. The initial term of his employment expires on May 16, 2011. Under the agreement, the term of Mr. Meyer’s employment will be renewable by the Company for one-year periods following the initial expiration date. If Mr. Meyer’s employment is terminated (a) by Acxiom without cause or if Mr. Meyer resigns for good reason, or (b) by Acxiom without cause within 24 months following a change in control, or if Mr. Meyer terminates his employment for good reason within 24 months following a change in control, subject to Acxiom receiving a general release of claims from him, Mr. Meyer will be entitled to receive (i) all base salary and benefits payable to him through the date of termination, (ii) the amount of any cash bonus related to any contract year ending before the date of termination that has been earned but remains unpaid, (iii) an amount equal to two hundred percent (200%) of his then-current base salary, (iv) an amount equal to two hundred percent (200%) of his then-current target cash bonus, prorated based on the portion of the applicable contract year that he worked for Acxiom before the date of termination, and (v) any other unpaid benefits to which he is entitled under any plan, policy or program of the Company applicable to him as of the date of termination.

If Mr. Meyer’s employment is terminated by Acxiom without cause within 24 months following a change in control, or if Mr. Meyer terminates his employment for good reason within 24 months following a change in control, all equity incentive awards, including, without limitation, those granted pursuant to the employment agreement, which are then outstanding, to the extent not then vested, will vest. As used in the employment agreement, the term “cause” is defined as: (i) the willful failure by Mr. Meyer to substantially perform his duties or follow the reasonable and lawful instructions of the board of directors; or (ii) the engaging by Mr. Meyer in willful misconduct that is materially injurious to the Company, monetarily or otherwise. As used in the employment agreement, the term “good reason” is defined as (i) a reduction by the Company in Mr. Meyer’s title or position, or a material reduction by the Company in his authority, duties or responsibilities (including, without limitation, no longer serving on the Company’s board of directors), or the assignment by the Company to Mr. Meyer of any duties or responsibilities that are materially inconsistent with his title, position, authority, duties or responsibilities; (ii) a reduction in his base salary; (iii) any material breach of his employment agreement by the Company; or (iv) the Company’s requiring Mr. Meyer to relocate his office location more than fifty (50) miles from his initial office location in Little Rock, Arkansas. The term “good reason” does not include the death or disability of Mr. Meyer. As used in the employment agreement, the term “change in control” means any of the following events:

•

any person (as defined under applicable securities laws) or persons acting together becomes a beneficial owner of Acxiom voting securities representing twenty percent (20%) or more of the combined voting power of Acxiom’s then outstanding voting securities;

•

the individuals who, on the effective date of Mr. Meyer’s employment, constituted the board of directors of the Company cease to constitute a majority of the board of directors as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the board of directors (unless the election of the individuals are otherwise approved by a majority of the individuals who, on the effective date of Mr. Meyer’s employment with the Company, constituted the board of directors);

•

the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving Acxiom that results in the stockholders of Acxiom immediately before the transaction owning immediately following the transaction less than fifty percent (50%) of the combined voting power of the corporation which survives the transaction;

•	a sale of all or substantially all of the assets of the Company; or

•	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

If Acxiom does not renew the term of the employment agreement as contemplated thereby, subject to Acxiom receiving a general release of claims from him, Mr. Meyer may resign and will be entitled to receive (i) all base salary and benefits payable to him through the date of termination, (ii) the amount of any cash bonus related to any contract year ending before the date of termination that has been earned but remains unpaid, (iii) an amount equal to one hundred percent (100%) of his then-current base salary, (iv) an amount equal to one hundred percent (100%) of his then-current target cash bonus, pro-rated based on the portion of the applicable contract year that he worked for the Company before the date of termination, and (v) any other unpaid benefits to which he is entitled under any plan, policy or program of the Company applicable to him as of the date of termination.

If Mr. Meyer’s employment is terminated due to his death or disability, he (or his estate) will be entitled to receive (i) all base salary and benefits to be paid or provided to him through the date of termination, (ii) any other unpaid benefits (including disability benefits) to which he is otherwise entitled under any plan, policy or program of the Company applicable to him as of the date of termination, (iii) the amount of any cash bonus related to any contract year ending before the date of termination that has been earned but remains unpaid, and (iv) the amount of any target cash bonus to which he would otherwise have been entitled for the contract year in which the date of termination occurs, prorated based on the applicable contract year he worked for the Company before the date of termination.

Finally, if Mr. Meyer’s employment is terminated by Acxiom for cause or he resigns without good reason, he will be entitled to payment of his base salary and benefits (including any earned but unpaid cash bonus) through the date of termination and any other unpaid benefits to which he is otherwise entitled under any plan, policy or program of the Company applicable to him as of the date of termination (including, without limitation, the amount of any cash bonus related to any contract year ending before the date of termination that has been earned but remains unpaid).

The employment agreement contains provisions that require Mr. Meyer to comply with restrictions on competition with Acxiom and on solicitation of Acxiom’s customers and employees for a period of two years following his termination. If any amount payable under the employment agreement or any other amounts in the nature of compensation to Mr. Meyer result in the imposition of the “golden parachute” excise tax, Mr. Meyer will receive a tax gross-up payment to offset the tax liabilities created by the excise tax. These gross-up payments will in no event exceed $4,000,000.

Offer Letter with Christopher W. Wolf

On May 24, 2007, Christopher W. Wolf joined the Company as Chief Financial Officer. Certain terms of Mr. Wolf’s employment were set forth in an offer letter from the Company to Mr. Wolf dated May 9, 2007. In addition to compensation described elsewhere in this section, in fiscal 2008 Mr. Wolf received $48,665 in temporary living expenses, which amount he is obligated to refund if he leaves the Company within 24 months of his hire date. In addition, the offer letter provides that the vesting of Mr. Wolf’s 50,000 RSUs will be accelerated in the event there is a change of control at Acxiom within 24 months of his start date and he is subsequently terminated, other than for cause, as a result of the change in control. If Mr. Wolf’s employment is terminated for reasons other than a change of control (except for cause), he will be entitled to 12 months’ base pay, the equivalent of 24 months of COBRA coverage paid in a lump sum, and any earned but unpaid bonuses less applicable taxes and withholdings.

The Company has entered into an executive security agreement with Mr. Wolf. For a description of the terms of this agreement, see “Change in Control Agreements” on page 31 below.

Transition Agreement with Charles D. Morgan

On November 13, 2007, Acxiom announced that Charles Morgan had retired as a member of the board of directors and as Company Leader. Acxiom entered into a transition agreement with Mr. Morgan to cover the terms of his retirement, service as interim Company Leader, and consulting services. Pursuant to the transition agreement, Mr. Morgan agreed to serve as Acxiom’s interim Company Leader until the date on which his successor was elected by the board of directors. His successor, Mr. Meyer, joined Acxiom on February 4, 2008. During the interim period, Mr. Morgan continued to be paid at his former rate of pay, which was $815,000 annually. He also received other compensation to which he was entitled, but he waived any rights he may have had to a bonus. On February 4, 2008, Mr. Morgan’s employment with the company ended and he ceased to participate in any of Acxiom’s compensation, bonus, incentive benefits or perquisite programs. Mr. Morgan will, however, continue to receive benefits under the health plan in which he participated as of his retirement (or a comparable substitute plan) until the end of the three-year consulting term. During the consulting term, Mr. Morgan will receive consulting fees at the annual rate of $500,000, and he was paid a one-time payment of $3,000,000 on November 13, 2007. In exchange for the transition and consulting services and for the performance of other covenants and agreements specified in the transition agreement, Mr. Morgan’s retirement was treated as a retirement in best standing for purposes of his outstanding stock options, which are fully vested and will remain exercisable for the duration of their original terms. The options (and related gains on sales of the underlying shares) are subject to forfeiture in the event Mr. Morgan breaches the transition agreement.

Mr. Morgan signed a general release of claims in favor of the Company. Under the release, he must return the up-front payment made to him pursuant to the transition agreement if he revokes the release. In addition, Mr. Morgan is subject to non-disclosure, non-competition and non-solicitation agreements until the end of the consulting term. The non-solicitation covenant covers customers, vendors, suppliers and employees. If Mr. Morgan breaches any of these covenants, he must return a portion of his up-front payment to Acxiom equal to $3,000,000 multiplied by a fraction, the numerator of which is 36 less the number of full months that have elapsed since January 1, 2008, and the denominator of which is 36.

Separation Agreements with Messrs. Kline and Hodges

On March 6, 2008, Mr. Kline announced he would retire from the Company effective May 31, 2008. On March 27, 2008, Mr. Hodges announced he would retire from the Company effective June 30, 2008. Messrs. Kline and Hodges each entered into a Separation and General Release Agreement in connection with their retirements. Under these agreements, upon their retirement from the Company they each will be entitled to a severance payment in the amount of $490,000. In addition, Mr. Hodges will be entitled to a payment of $11,850 and Mr. Kline will be entitled to a payment of $4,500 (which, in each case, represents 18 months of continuing health insurance payments) and all RSUs and/or stock options they hold will become immediately vested and the stock options will remain exercisable through their original exercise periods. Messrs. Hodges and Kline agreed to release Acxiom from all claims, obligations and liabilities except for those arising under their separation agreements, applicable workers’ compensation statutes or the Consolidated Omnibus Reconciliation Act. Both agreements contain non-disclosure, non-competition and non-solicitation provisions.

Under Mr. Hodges’ agreement, in the event of a change of control occurring between July 1, 2008 and March 31, 2009, he will be entitled to an additional payment of $490,000. In the event of a change of control occurring between April 1, 2009 and March 31, 2010, or if negotiations prior to March 31, 2010 result in a change in control after that date, Mr. Hodges will be entitled to a payment of $245,000.

Messrs. Hodges and Kline also entered into consulting agreements pursuant to which they agreed to provide consulting services at the Company’s request at a rate of $150 per hour for a period of two years following their retirements.

Change in Control Agreements

Beginning in 2001, the compensation committee authorized the execution of executive security agreements between Acxiom and certain of its key employees. Payments under these agreements would be triggered if an employee covered by an agreement is terminated by the Company or a successor (other than for cause, death or disability) within the three-year period following a change in control or following commencement of discussions with a third-party that results in a change in control, or if he or she resigns for good reason, e.g., a demotion, reduction in salary, relocation, or significant change in responsibilities.

The amount payable to an individual was 2.99 times annualized includible compensation, as defined by Section 280G of the Internal Revenue Code, if termination of employment occurred in the first year after a change in control; two times annualized includible compensation if termination occurred in the second year after a change in control; or one times annualized includible compensation if termination occurred in the third year after a change in control. Payments were to be made in a lump sum within ten (10) days following termination of employment. Covered employees were also entitled to reimbursement of any excise taxes on the change in control payments that are triggered under Section 280G of the Internal Revenue Code, plus a tax “gross up” payment to offset any income or excise taxes on the reimbursement.

Following the termination of the merger agreement with Silver Lake Partners and ValueAct Capital, the compensation committee re-evaluated the effectiveness of the executive security agreements and determined that other methods existed to limit the risks to the Company of the departure or distraction of senior executives in the event of a change in control. Consequently, on February 12, 2008, the compensation committee approved a phase-out of the executive security agreements over a two-year period. In order to implement this phase-out, the executive security agreements were amended effective April 8, 2008. Except for Mr. Meyer, who has change of control provisions in his employment agreement, all of the Company’s current executive officers have an executive security agreement.

The following table shows the amounts that would be payable under the executive security agreements to Messrs. Wolf, Sunde and Jones if a change in control had occurred on March 31, 2008, both prior to the implementation of the phase-out and following the implementation of the phase out. The table shows what payments would be due if they were terminated pursuant to a qualifying event within one year, two years and three years following a change in control:

Named Executive Officer	Aggregate Amount of Change in Control Payment (Prior to Implementation of Phase-Out)			Aggregate Amount of Change in Control Payment (Following Implementation of Phase-Out)
	1 Year ($)	2 Years ($)	3 Years ($)	1 Year ($)	2 Years ($)	3 Years ($)
Christopher W. Wolf	$1,451,489	$970,876	$485,438	$970,876	$485,438	$242,719
Martin D. Sunde	$1,863,578	$1,246,540	$623,270	$1,246,540	$623,270	$311,635
Jerry C. Jones	$1,372,798	$918,260	$459,130	$918,260	$459,130	$229,565

Messrs. Morgan, Kline and Hodges are not included in the table above because their executive security agreements were terminated in connection with their retirements. Mr. Meyer is not included in the table since he does not have a separate executive security agreement; rather, his employment contract contains change of control provisions. For a description of the payments Mr. Meyer would receive upon a change in control, see the table titled “Potential Payments Upon Termination or Change in Control” on page 40 below.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally prevents public corporations from deducting as a business expense that portion of compensation paid to “covered employees” that exceeds $1,000,000 unless it qualifies for an exception, such as “performance-based compensation,” under Section 162(m). The term “covered employees” refers to the CEO and the next three highest compensated officers (other than the CFO) employed on the last day of the fiscal year and whose compensation is required to be reported in the Summary Compensation Table of the proxy statement. The goal of the compensation committee is to comply with the requirements of Section 162(m), to the extent possible, to avoid losing this deduction. However, the compensation committee may elect to provide compensation outside those requirements when necessary to achieve its compensation objectives. For this and other reasons, the compensation committee will not necessarily limit executive compensation to the amount deductible under Section 162(m). The compensation committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. For fiscal year 2008, our covered employees were Messrs. Meyer, Hodges, Sunde and Jones. The amount of compensation paid in excess of $1,000,000 to the covered employees in fiscal 2008 was not material. Therefore, it was unnecessary for the compensation committee to consider alternatives in designing total compensation plans for the Named Executive Officers in fiscal 2008.

Beginning on April 1, 2006, the Company began accounting for equity-based awards included in its long-term incentive program in accordance with the requirements of FAS 123R. The accounting treatment for an award is taken into consideration in the granting of long-term incentive awards. As discussed above, the compensation committee determined to not grant Messrs. Morgan and Kline equity compensation awards in fiscal 2008 based, in part, on the equity award expensing requirements under FAS 123.

COMPENSATION COMMITTEE REPORT

In connection with its function to oversee Acxiom’s executive compensation program, the compensation committee has reviewed and discussed the Compensation Discussion and Analysis section of the proxy statement with management. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in Acxiom’s Annual Report on Form 10-K for the year ended March 31, 2008 (incorporated by reference) and in this proxy statement on Schedule 14A, each for filing with the Securities and Exchange Commission.

Compensation Committee

William T. Dillard II, Chairman
Mary L. Good
Jeffrey W. Ubben
R. Halsey Wise

SUMMARY COMPENSATION TABLE

The following table shows the compensation earned in fiscal 2008 and, as applicable, in fiscal 2007 by John A. Meyer, Chief Executive Officer & President; Christopher W. Wolf, Chief Financial Officer & Executive Vice President; and the three most highly compensated executive officers who were serving as executive officers on March 31, 2008. The table also shows the compensation earned in fiscal 2008 by Charles D. Morgan, former Chairman of the Board and Company Leader, and Rodger S. Kline, former Chief Administrative Leader who also served as Acxiom’s Interim Chief Financial Officer in fiscal 2008 prior to the hiring of Mr. Wolf. These individuals are referred to collectively as the Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards[1]	Option Awards[1]	Non-equity Incentive Plan Compensation	All Other Compensation[6]	Total
John A. Meyer, CEO & President	2008	$114,423	$700,000[2]	$44,422	$52,799	–	$5,875	$917,519
Christopher W. Wolf, CFO & Executive Vice President	2008	$344,102	$50,000[3]	$295,271	$305,401	–	$62,036	$1,056,810
L. Lee Hodges, Former Services Division Leader	2008 2007	$490,000 $472,500	$15,000[3] –	$353,197[4] $89,526	$989,146[4] –	– $141,750	$19,626 $19,058	$1,866,969 $722,834
Martin D. Sunde, Senior Vice President	2008	$380,000	$15,000[3]	$130,623	$157,751	$209,475[5]	$3,619	$896,468
Jerry C. Jones, Chief Legal Officer & Senior Vice President	2008 2007	$380,000 $375,000	$50,000[3] –	$98,505 $44,763	$19,819 –	– $97,500	$11,702 $8,097	$560,026 $525,360
Charles D. Morgan, Former Chairman of the Board and Company Leader	2008 2007	$715,998 $796,250	–	– –	– –	– $318,500	$3,028,441 $36,460	$3,744,439 $1,151,210
Rodger S. Kline, Former Chief Administrative Leader and Interim CFO	2008 2007	$490,000 $490,000	–	– –	– –	– $147,000	$19,094 $21,461	$509,094 $658,461

________________________

[1]

These amounts reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2008 in accordance with FAS 123R. The fair value of stock options granted during fiscal 2008 was calculated using a lattice option pricing model with the following weighted-average assumptions:  dividend yield of 1.7%; risk-free interest rate of 4.3%; expected option life of 5.8 years, and expected volatility of 26%. For RSUs, the fair value at the date of grant was determined by reference to quoted market prices for the shares, less a small calculated discount to reflect the fact that the RSUs do not pay dividends until they are vested. These values were then expensed over the vesting period.

[2]

Mr. Meyer received a cash signing bonus of $700,000 upon joining Acxiom as an inducement to enter into his employment agreement and to replace benefits lost by Mr. Meyer in connection with his job change.

[3]

These amounts represent one-time discretionary cash bonuses paid in fiscal 2008 to Messrs. Wolf, Hodges, Sunde and Jones. These bonuses were in recognition of their work on special projects which were considered above and beyond the normal scope of their duties.

[4]

In accordance with his retirement agreement, Mr. Hodges received accelerated vesting on his unvested non-qualified stock options and RSUs. This resulted in an additional expense during fiscal 2008 of $969,327 with respect to his non-qualified stock options and $156,187 with respect to his RSUs. The amounts shown in the table include that additional expense.

[5]

This amount was paid to Mr. Sunde pursuant to the Acxiom Leadership Incentive Plan. For more information regarding how this amount was determined, see the subsection entitled “Cash Incentives” on page 25.

[6]	All other compensation consists of the following:

	Mobile Phone Allowance	Temporary Living Expense	401(k) and SERP Matching Contributions	Other	Total
John A. Meyer	–	$5,000	$875	–	$5,875
Christopher W. Wolf	$2,020	$48,665	$11,351	–	$62,036
L. Lee Hodges	$1,560	–	$16,846	$1,220[a]	$19,626
Martin D. Sunde	$2,366	–	–	$1,253[a]	$3,619
Jerry C. Jones	$2,704	–	$8,998	–	$11,702
Charles D. Morgan	$2,496	–	$24,787	$3,001,158[b]	$3,028,441
Rodger S. Kline	$2,704	–	$16,390	–	$19,094

________________________

[a]	The amount represents imputed income for spouse airfare to an Acxiom event.

[b]	This amount includes a $3,000,000 payment in accordance with Mr. Morgan’s transition agreement and $1,158 of imputed income for spouse airfare to an Acxiom event.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards made to the Named Executive Officers during fiscal 2008.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[3] ($)
		Threshold[1] ($)	Target ($)	Maximum[2] ($)
John A. Meyer	02/07/08	–[4]	–[4]	–[4]	115,000	465,000	$11.19	$2,682,500
Christopher W. Wolf	06/01/07 05/24/07 10/04/07	$4,333	$216,667	$238,334	– 50,000	– 150,000 150,000	– $27.71 $15.66	– $2,467,570 $606,615
L. Lee Hodges	04/01/07 10/04/07	$7,350	$367,500	$404,250	–	– 40,000	– $15.66	– $161,764
Martin D. Sunde	04/01/07 10/04/07	$5,700	$285,000	$313,500	–	– 40,000	– $15.66	– $161,764
Jerry C. Jones	04/01/07 10/04/07	$4,940	$247,000	$271,700	–	– 40,000	– $15.66	– $161,764
Charles D. Morgan	04/01/07	$16,300	$815,000	$896,500	–	–	–	–
Rodger S. Kline	04/01/07	$7,350	$367,500	$404,250	–	–	–	–

________________________

[1]	Threshold payments begin after 95% of target is attained.

[2]	Payments above the target award are discretionary and are determined by the compensation committee of the board of directors.

[3]

The fair value of stock options granted during fiscal 2008 was calculated using a lattice option pricing model with the following weighted-average assumptions:  dividend yield of 1.7%; risk-free interest rate of 4.3%; expected option life of 5.8 years, and expected volatility of 26%. For RSUs, the fair value at the date of grant was determined by reference to quoted market prices for the shares, less a small calculated discount to reflect the fact that the restricted shares do not pay dividends until they are vested.

[4]	Mr. Meyer did not participate in the Acxiom Leadership Incentive Plan during fiscal 2008.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF

PLAN-BASED AWARDS TABLE

Acxiom has entered into employment agreements with Messrs. Meyer and Wolf. The compensation earned by, and equity awards granted to, Messrs. Meyer and Wolf in fiscal 2008 and reported on the Summary Compensation Table and Grants of Plan Based Awards Table are consistent with the terms of their respective employment agreements. For a description of the terms of these agreements, please see the section entitled “Employment Agreement with John A. Meyer” on page 28 and the section entitled “Offer Letter with Christopher W. Wolf” on page 30. In connection with his retirement, Mr. Morgan and Acxiom entered into a transition agreement. A description of the terms of the transition agreement is provided under the section entitled “Transition Agreement with Charles D. Morgan” on page 30.

During fiscal 2008, the Company neither repriced nor materially modified the terms of any outstanding equity awards.

With the exception of Mr. Sunde, no Named Executive Officer received actual payments under the Cash Incentive Plan because Acxiom failed to achieve the operating income needed in order to trigger the payment of awards. Because the performance measures with respect to Mr. Sunde also included factors relating to division for which he is principally responsible, and the Company achieved threshold levels with respect to that performance measure in fiscal 2008, Mr. Sunde received $209,475 in fiscal 2008 under Acxiom’s Cash Incentive Plan. For a description of the performance measures and goals utilized by the Company in determining payouts under Acxiom’s Cash Incentive Plan, please see the subsection entitled “Cash Incentives” on page 25.

Stock option and RSUs granted in fiscal 2008 vest over a four-year period in equal increments beginning on the first anniversary of the grant date. The exercise price of all stock options granted in fiscal 2008 is the fair market value of our common stock on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[1] (#)	Market Value of Shares or Units of Stock That Have Not Vested[2] ($)
	Exercisable	Unexercisable[1]
John A. Meyer		465,000		$11.19	02/07/2018	115,000	$1,365,050
Christopher W. Wolf		150,000 150,000		$27.71 $15.66	05/24/2017 10/04/2017	50,000	$593,500
L. Lee Hodges	83,649 22,390 28,760 7,500 3,750 3,750 10,968 26,941 10,168 39,470 20,599 21,411 50,000 40,000			$20.62 $30.93 $41.24 $26.03 $39.04 $52.05 $17.93 $23.44 $11.14 $16.35 $20.44 $24.53 $23.19 $15.66	09/16/2013 09/16/2013 09/16/2013 11/10/2013 11/10/2013 11/10/2013 10/13/2014 08/09/2015 10/02/2016 08/07/2017 08/07/2017 08/07/2017 10/14/2016 10/04/2017	22,500	$267,075
Martin D. Sunde	25,000	100,000 40,000		$19.06 $25.00 $15.66	04/27/2017 11/02/2018 10/04/2017	12,500	$148,375
Jerry C. Jones	70,940 12,181 13,880 24,981 13,700 14,925 33,022 27,697 1,942 6,686 23,975 37,226 19,427 20,193			$25.98 $38.98 $51.97 $26.08 $32.60 $39.12 $17.93 $23.44 $11.50 $13.33 $11.14 $16.35 $20.44 $24.53	03/16/2014 03/16/2014 03/16/2014 05/26/2014 05/26/2014 05/26/2014 10/13/2014 08/09/2015 04/02/2016 04/11/2016 10/02/2016 08/07/2017 08/07/2017 08/07/2017	11,250	$133,538

Charles D. Morgan	73,024 72,803 51,474 53,503 8,577 4,980 5,663 93,592 34,623 37,719	$17.93 $23.44 $20.44 $24.53 $26.03 $39.04 $52.05 $26.08 $32.60 $39.12	10/13/2014 08/09/2015 08/07/2017 08/07/2017 11/10/2013 11/10/2013 11/10/2013 05/26/2014 05/26/2014 05/26/2014
Rodger S. Kline	21,985 5,912 3,433 3,904 62,041 22,927 24,977 48,355 48,157 2,662 13,746 37,554 65,194 34,023 35,365	$15.70 $26.03 $39.04 $52.05 $26.08 $32.60 $39.12 $17.93 $23.44 $11.50 $13.33 $11.14 $16.35 $20.44 $24.53	05/28/2012 11/10/2013 11/10/2013 11/10/2013 05/26/2014 05/26/2014 05/26/2014 10/13/2014 08/09/2015 04/02/2016 04/11/2016 10/02/2016 08/07/2017 08/07/2017 08/07/2017

________________________

[1]

The vesting schedule for the non-qualified stock options granted prior to fiscal 2008 is 20% beginning on the second anniversary of the date of grant and 20% annually thereafter through the sixth anniversary of the date of grant. The vesting schedule for non-qualified stock options granted during fiscal 2008 and for all RSUs is 25% per year beginning on the first anniversary of the date of grant.

[2]	This value was determined by multiplying the number of unvested shares or units by the closing price of Acxiom common stock on March 31, 2008.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
John A. Meyer	–	–	–	–
Christopher W. Wolf	–	–	–	–
L. Lee Hodges	–	–	7,500	$181,500
Martin D. Sunde	–	–	6,250	$80,625
Jerry C. Jones	–	–	3,750	$90,750
Charles D. Morgan	–	–	–	–
Rodger S. Kline	–	–	–	–

________________________

[1]	This value was determined by multiplying the number of shares acquired on vesting by the closing price of Acxiom common stock on the date of vesting.

NONQUALIFIED DEFERRED COMPENSATION

Acxiom maintains a nonqualified supplemental executive retirement plan (the “SERP”). The SERP is designed to mirror Acxiom’s 401(k) qualified retirement saving plan (the “401(k) plan”). As permitted under Department of Labor and Internal Revenue Service regulations, the purpose of the SERP is to provide eligible employees with the ability to defer cash compensation in excess of some of the limits that apply to the 401(k) plan and to receive a matching contribution with respect to compensation that exceeds the qualified plan limits. The following table contains information on the SERP.

Name	Executive Contributions in Last FY1	Registrant Contributions in Last FY2	Aggregate Earnings in Last FY3	Aggregate Withdrawals/ Distributions[4]	Aggregate Balance at Last FYE[5]
John A. Meyer	–	–	–	–	–
Christopher W. Wolf	$20,000	$3,174	-$1,989.94	–	$21,184
L. Lee Hodges	$91,200	$9,361	-$56,703	–	$1,005,108
Martin D. Sunde	–	–	–	–	–
Jerry C. Jones	$5,964	$2,248	-$4,582	–	$35,642
Charles D. Morgan	$131,850	$20,561	-$167,311	$688,626	$1,907,769
Rodger S. Kline	$63,700	$9,640	-$109,571	–	$1,029,264
______________________	______________
[1]	The amounts reported in this column are included in the “Salary” column of the Summary Compensation Table.

[2]

Under both the SERP and the 401(k) plan, Acxiom matches at a rate of $.50 on the dollar on the participant’s combined contributions up to the first 6% of the participant’s compensation. The matching contribution is comprised of shares of the Company’s stock. The matching contribution is vested at 20% after two years of a participant’s participation in the plan and 20% each year thereafter until fully vested. Vesting is accelerated in the event of death, disability or retirement. The amounts reported in this column are included in the “All Other Compensation” column of the Summary Compensation Table.

[3]

The investment choices under the SERP are similar to those provided under the 401(k) plan. A participant’s deferrals are deemed to be invested in those funds in accordance with his or her election, and earnings are calculated based on the performance of the selected funds. The participant does not actually own any share of the investments. None of the earnings reported in this column are above-market earnings.

[4]

Prior to deferring compensation, participants must elect the time and manner of their account payouts. For amounts earned and vested prior to January 1, 2005, participants may elect to have their accounts paid after termination, because of financial hardship or pursuant to an in-service distribution. If a participant requests an in-service distribution, the participant must forfeit 10% of the distribution. For amounts earned and vested on and after January 1, 2005, participants may elect to have their accounts paid after termination, because of financial hardship or at a time specified in advance by the participant. Benefits are paid in the form elected by the participant at the time of the deferral in the form of a single lump sum payment, equal annual installments over a period of years, or an annuity. Under limited circumstances, participants may change the time and manner of their account payouts. A participant may elect to have matching contribution amounts that are credited to the participant’s account in the form of stock distributed in the form of stock.

[5]

The following amounts were reported in the prior year’s Summary Compensation Table for fiscal 2007: Mr. Hodges - $961,250; Mr. Jones - $32,012; Mr. Morgan -$2,611,294; and Mr. Kline - $1,065,495. Messrs. Meyer and Wolf joined the Company in fiscal 2008 and consequently did not participate in the SERP in fiscal 2007. Mr. Sunde does not participate in the SERP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables and narrative below reflect the amount of compensation payable to each of the Named Executive Officers in the event of termination of the executive’s employment under the various circumstances described below. With the exception of Mr. Morgan, the amounts shown assume that the termination was effective as of March 31, 2008 and includes amounts earned through that time. These are only estimates of the amounts which would be paid to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of an executive’s actual separation from the Company. Because Mr. Morgan retired from Acxiom effective February 4, 2008, the table below relating to Mr. Morgan reflects the actual amounts paid to him upon his retirement.

Payments Made Upon Termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, he may be entitled to receive amounts earned during his term of employment. These amounts include:

•	base salary earned through the date of termination;

•	non-equity incentive compensation earned during the fiscal year under the Cash Incentive Plan; and/or

•	amounts accrued and vested through the Company’s Retirement Savings Plan and Supplemental Executive Retirement Plan.

In addition, under the terms of Mr. Meyer’s employment agreement, if his employment is terminated by Acxiom without cause or if Mr. Meyer resigns for good reason, subject to Acxiom receiving a general release of claims from him, Mr. Meyer will be entitled to receive (i) all base salary and benefits payable to him through the date of termination, (ii) the amount of any cash bonus related to any contract year ending before the date of termination that has been earned but remains unpaid, (iii) an amount equal to two hundred percent (200%) of his then-current base salary, (iv) an amount equal to two hundred percent (200%) of his then-current target cash bonus, prorated based on the portion of the applicable contract year that he worked for Acxiom before the date of termination, and (v) any other unpaid benefits to which he is entitled under any plan, policy or program of the Company applicable to him as of the date of termination.

Payments Made Upon Retirement

In the event of the retirement of a Named Executive Officer, in addition to the items identified above, Acxiom’s board of directors may, in its discretion, pay the retiring Named Executive Officer a prorated payout under the Cash Incentive Plan based on the actual employment period and attainment against targets during that period.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the Named Executive Officer will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as applicable.

In addition, with respect to Mr. Meyer, his employment agreement provides that if his employment is terminated as a result of his death or disability, he, or his estate, will be entitled to receive (i) all base salary and benefits to be paid or provided to him through the date of termination, (ii) any other unpaid benefits (including disability benefits) to which he is otherwise entitled under any plan, policy or program of the Company applicable to him as of the date of termination, (iii) the amount of any cash bonus related to any contract year ending before the date of termination that has been earned but remains unpaid, and (iv) the amount of any target cash bonus to which he would otherwise have been entitled for the contract year in which the date of termination occurs, prorated based on the applicable contract year he worked for the Company before the date of termination.

Payments Made Upon Termination Following a Change in Control

Payments under Mr. Meyer’s Employment Agreement. Under the terms of Mr. Meyer’s employment agreement, if his employment is terminated by Acxiom without cause within 24 months following a change in control, or if he terminates his employment for good reason within 24 months following a change in control, subject to Acxiom receiving a general release of claims from him, Mr. Meyer will be entitled to receive (i) all base salary and benefits payable to him through the date of termination, (ii) the amount of any cash bonus related to any contract year ending before the date of termination that has been earned but remains unpaid, (iii) an amount equal to two hundred percent (200%) of his then-current base salary, (iv) an amount equal to two hundred percent (200%) of his then-current target cash bonus, prorated based on the portion of the applicable contract year that he worked for Acxiom before the date of termination, and (v) any other unpaid benefits to which he is entitled under any plan, policy or program of the Company applicable to him as of the date of termination. In addition, if Mr. Meyer’s employment is terminated by Acxiom without cause within 24 months following a change in control, or if Mr. Meyer terminates his employment for good reason within 24 months following a change in control, all equity incentive awards, including, without limitation, those granted pursuant to the employment agreement, which are then outstanding, to the extent not then vested, will vest. Definitions of the terms “cause,” “good reason” and “change in control” as defined in Mr. Meyer’s employment agreement are set forth in the section entitled “Employment Agreement with John A. Meyer” beginning on page 28.

Accelerated Vesting of RSU’s under Mr. Wolf’s Offer Letter. Mr. Wolf’s offer letter provides that vesting of his RSUs will be accelerated in the event there is a change in control at Acxiom within 24 months of Mr. Wolf’s start date and Mr. Wolf is terminated, other than for cause, as a result of the change in control.

Payments under Executive Security Agreement. In fiscal 2008 the Company was a party to executive security agreements with Messrs. Wolf, Sunde, and Jones. Under those agreements, payments would have been triggered if an employee covered by an agreement was terminated by the Company or a successor (other than for cause, death or disability) within the three-year period following a change in control or following commencement of discussions with a third-party that resulted in a change in control, or if he or she resigned for good reason, e.g., a demotion, reduction in salary, relocation, or significant change in responsibilities. The amount payable to an individual during fiscal 2008 was 2.99 times annualized includible compensation, as defined by Section 280G of the Internal Revenue Code, if termination of employment occurred in the first year after a change in control; two times annualized includible compensation if termination of employment occurred in the second year after a change in control; or one times annualized includible compensation if termination of employment occurred in the third year after a change in control. Payments were to have been made in a lump sum within ten (10) days following termination of employment. Covered employees were also entitled to reimbursement of any excise taxes on the change in control payments that were triggered under Section 280G of the Internal Revenue Code, plus a tax “gross up” payment to offset any income or excise taxes on the reimbursement. A more detailed description of the executive security agreements can be found under “Change in Control Agreements” on page 31, where it is noted that on February 12, 2008, the compensation committee of the board approved a phase-out of the previous executive security agreements over a two-year period In order to implement this phase-out, the executive security agreements were amended effective April 8, 2008.

Messrs. Hodges and Kline had executive security agreements. However, those agreements were terminated when they executed their respective separation agreements. Mr. Meyer did not enter into an executive security agreement with the Company. Rather, the payments and benefits Mr. Meyer is eligible to receive as a result of a termination of his employment following a change in control are contained within his employment agreement and are described above.

Accelerated Vesting upon a Change in Control. Under the Company’s 2000 Associate Stock Option Plan, its 2005 Equity Compensation Plan and its 2008 Nonqualified Equity Compensation Plan, the board of directors has the authority to accelerate vesting of outstanding stock options and/or RSUs in the event of a change in control regardless of whether an employee’s employment is terminated in connection with that change in control.

John A. Meyer

The following table shows the potential payments effective as of March 31, 2008 upon termination or a change in control of the Company for John A. Meyer, Acxiom’s Chief Executive Officer and President, which are contained in Mr. Meyer’s employment agreement with Acxiom.

Type of Payment	Termination without Cause or for Good Reason	Termination for Cause or without Good Reason	Change in Control with No Termination	Termination without Cause or for Good Reason within 24 months of a Change in Control[1]	Death or Disability
Severance	$1,400,000	–	–	$1,400,000	–
Leadership Cash Incentive Plan[2]	$1,400,000	–	–	$1,400,000	–
Supplemental Executive Retirement Plan	–	–	–	–	–
Stock Options (unvested and accelerated)	–	–	–	$316,200	$316,200[3]
Restricted Stock Units	–	–	–	$1,365,050	$1,365,050[4]
Tax “Gross Up” for Section 280G Excise Tax	–	–	–	–	–
Total:	$2,800,000			$4,481,250	$1,681,250

________________________

[1]

Payments under Mr. Meyer’s employment agreement will be triggered if he is terminated by the Company or a successor (other than for cause, death or disability) within the two-year period following a change in control or following commencement of discussions with a third-party that results in a change in control, or if he resigns for good reason. The amount payable to him is 200% of his base salary and 200% of his targeted incentive payment. In such a case, all stock options and RSUs held by Mr. Meyer that are not already vested will become fully vested.

[2]

The terms and conditions of the Acxiom Leadership Cash Incentive Plan provide that in the event of retirement, layoff, death or disability, executives or their beneficiaries may, at Acxiom’s discretion, receive a prorated payout based on the actual employment period and attainment against targets during the employment period.

[3]	Pursuant to Mr. Meyer’s employment agreement, upon his death or disability, any unvested stock options would vest. This value is determined using the closing stock price at March 31, 2008.

[4]

Pursuant to Mr. Meyer’s employment agreement, upon his death or disability, any unvested RSUs would vest. This value is determined by multiplying the number of RSUs with accelerated vesting times the closing stock price at March 31, 2008.

Christopher W. Wolf

The following table shows the potential payments effective as of March 31, 2008 upon termination or a change in control of the Company for Christopher W. Wolf, Chief Financial Officer and Executive Vice President.

Type of Payment	Voluntary Termination	Retirement other than in connection with a Change in Control	Involuntary not for Cause Termination other than in connection with a Change in Control	Involuntary for Cause Termination	Change in Control with No Termination	Termination following a Change in Control	Death or Disability
Severance	$418,615[1]	–	$418,615[1]	–	–	$1,451,459[2]	–
Leadership Cash Incentive Plan[3]	–	–	–	–	–	–	–
Supplemental Executive Retirement Plan	$21,184[4]	$21,184[4]	$21,184[4]	$21,184[4]	–[5]	$21,184[4]	$21,184[4]
Stock Options (unvested and accelerated) [6]	–	–	–	–	–	–	–[6]
Restricted Stock Units[6]	–	–	–	–	–	–	$593,500[7]
Tax “Gross Up” for Section 280G Excise Tax
Total	$439,799	$21,184	$439,799	$21,184	–	$1,472,643	$614,684

________________________

[1]

Pursuant to the terms of Mr. Wolf’s offer letter, if his employment with Acxiom is terminated other than because of a change in control for any reason other than for “cause,” Mr. Wolf is entitled to 12 months base pay ($400,000 per year at March 31, 2008), the equivalent of 24 months of COBRA coverage ($18,615 at March 31, 2008) paid in a lump sum, and any earned but unpaid bonuses less applicable taxes and withholdings.

[2]

Mr. Wolf would have been entitled to this payment under his executive security agreement with the Company if his employment had been terminated on March 31, 2008, contemporaneously with a change in control and other than for cause, death or disability.

[3]

The terms and conditions of the Acxiom Leadership Cash Incentive Plan provide that in the event of retirement, layoff, death or disability, leaders or their beneficiaries may, at Acxiom’s discretion, receive a prorated payout based on the actual employment period and attainment against targets during the employment period.

[4]

This amount consists of Mr. Wolf’s voluntary deferrals, earnings on investments and Company matching contributions as of March 31, 2008 under the SERP. As is the case with the 401(k) plan, Acxiom matches contributions at a rate of $.50 on the dollar on the participant’s combined contributions to the 401(k) plan and the SERP that do not exceed 6% of the participant’s compensation. Any unvested matching contributions would be forfeited.

[5]

The SERP is not affected by a change in control unless employment is terminated. Upon termination, the SERP would provide applicable termination benefits in accordance with normal termination guidelines.

[6]	Vesting of outstanding stock options and RSUs may be accelerated upon approval by the board of directors.

[7]

Upon death or disability, any unvested stock options and RSUs would vest. The exercise price for Mr. Wolf’s unvested non-qualified stock options was higher than the closing price of Acxiom common stock on March 31, 2008; therefore, there was no value realized as of that date. The RSU value is determined by multiplying the number of RSUs with accelerated vesting times the closing stock price on March 31, 2008, the end of fiscal 2008.

L. Lee Hodges

The following table shows the potential payments effective as of March 31, 2008 upon termination or a change in control of the Company for L. Lee Hodges, former Services Division Leader.

Type of Payment	Voluntary Termination	Retirement other than in connection with a Change in Control	Involuntary not for Cause Termination other than in connection with a Change in Control	Involuntary for Cause Termination	Change in Control with No Termination	Termination following a Change in Control	Death or Disability
Severance	–	–	–	–	–	–	–
Leadership Cash Incentive Plan[1]	–	–	–	–	–	–	–
Supplemental Executive Retirement Plan	$1,005,108[2]	$1,005,108[2]	$1,005,108[2]	$1,005,108[2]	–[3]	$1,005,108[2]	$1,005,108[2]
Stock Options (unvested and accelerated)	–	–[4]	–	–	–	–	–
Restricted Stock Units	–	$267,075[4]	–	–	–	–	–
Tax “Gross Up” for Section 280G Excise Tax
Total	$1,005,108	$1,272,183	$1,005,108	$1,005,108	–	$1,005,108	$1,005,108

________________________

[1]

The terms and conditions of the Acxiom Leadership Cash Incentive Plan provide that in the event of retirement, layoff, death or disability, leaders or their beneficiaries may, at Acxiom’s discretion, receive a prorated payout based on the actual employment period and attainment against targets during the employment period.

[2]

This amount consists of Mr. Hodges’ voluntary deferrals, earnings on investments and Company matching contributions as of March 31, 2008 under the SERP. As is the case with the 401(k) plan, Acxiom matches contributions at a rate of $.50 on the dollar on the participant’s combined contributions to the 401(k) plan and the SERP that do not exceed 6% of the participant’s compensation.

[3]

The SERP is not affected by a change in control unless employment is terminated. Upon termination, the SERP would provide applicable termination benefits in accordance with normal termination guidelines.

[4]

Pursuant to Mr. Hodges’ separation agreement, he received accelerated vesting of his outstanding non-qualified stock options and RSUs. The exercise price for Mr. Hodges’s non-qualified stock options was higher than the closing price of Acxiom common stock on March 31, 2008; therefore, there was no value realized as of that date. The RSU value is determined by multiplying the number of RSUs with accelerated vesting times the closing stock price on March 31, 2008, the end of fiscal 2008.

On March 27, 2008, Acxiom and Mr. Hodges entered into a separation agreement pursuant to which Mr. Hodges will retire from Acxiom effective June 30, 2008. For a description of the terms and conditions of this agreement, including a description of the payments he will receive upon his retirement, please see the section entitled “Separation Agreements with Messrs. Kline and Hodges” on page 31.

Martin D. Sunde

The following table shows the potential payments effective as of March 31, 2008 upon termination or a change in control of the Company for Martin D. Sunde, Senior Vice President.

Type of Payment	Voluntary Termination	Retirement other than in connection with a Change in Control	Involuntary not for Cause Termination other than in connection with a Change in Control	Involuntary for Cause Termination	Change in Control with No Termination	Termination following a Change in Control	Death or Disability
Severance	–	–	–	–	–	$1,863,578[1]	–
Leadership Cash Incentive Plan[2]	–	–	–	–	–	–	–
Supplemental Executive Retirement Plan	–	–	–	–	–	–	–
Stock Options (unvested and accelerated) [3]	–	–	–	–	–	–	–[4]
Restricted Stock Units[3]	–	–	–	–	–	–	$148,375[4]
Tax “Gross Up” for Section 280G Excise Tax
Total	–	–	–	–	–	$1,863,578	$148,375

________________________

[1]

Mr. Sunde would have been entitled to this payment under his executive security agreement with the Company if his employment had been terminated on March 31, 2008, contemporaneously with a change in control and other than for cause, death or disability.

[2]

The terms and conditions of the Acxiom Leadership Cash Incentive Plan provide that in the event of retirement, layoff, death or disability, leaders or their beneficiaries may, at Acxiom’s discretion, receive a prorated payout based on the actual employment period and attainment against targets during the employment period.

[3]	Vesting of outstanding stock options and RSUs may be accelerated upon approval by board of directors.

[4]

Upon death or disability, any unvested stock options and RSUs would vest. The strike price for Mr. Sunde’s unvested non-qualified stock options was higher than the closing price of Acxiom common stock on March 31, 2008; therefore, there was no value realized as of that date. The RSU value is determined by multiplying the number of RSUs with accelerated vesting times the closing stock price on March 31, 2008, the end of fiscal 2008.

Jerry C. Jones

The following table shows the potential payments effective as of March 31, 2008 upon termination or a change in control of the Company for Jerry C. Jones, Chief Legal Officer and Senior Vice President.

Type of Payment	Voluntary Termination	Retirement other than in connection with a Change in Control	Involuntary not for Cause Termination other than in connection with a Change in Control	Involuntary for Cause Termination	Change in Control with No Termination	Termination following a Change in Control	Death or Disability
Severance	–	–	–	–	–	$1,372,798[1]	–
Leadership Cash Incentive Plan[2]	–	–	–	–	–	–	–
Supplemental Executive Retirement Plan	$35,642[3]	$35,642[3]	$35,642[3]	$35,642[3]	–[4]	$35,642[3]	$35,642[3]
Stock Options (unvested and accelerated)[5]	–	–	–	–	–	–	–[6]
Restricted Stock Units[5]	–	–	–	–	–	–	$133,538[6]
Tax “Gross Up” for Section 280G Excise Tax
Total	$35,642	$35,642	$35,642	$35,642	–	$1,408,440	$169,180

________________________

[1]

Mr. Jones would have been entitled to this payment under his executive security agreement with the Company if his employment had been terminated on March 31, 2008, contemporaneously with a change in control and other than for cause, death or disability.

[2]

The terms and conditions of the Acxiom Leadership Cash Incentive Plan provide that in the event of retirement, layoff, death or disability, leaders or their beneficiaries may, at Acxiom’s discretion, receive a prorated payout based on the actual employment period and attainment against targets during the employment period.

[3]

This amount consists of Mr. Jones’ voluntary deferrals, earnings on investments and Company matching contributions as of March 31, 2008 under the SERP. As is the case with the 401(k) plan, Acxiom matches contributions at a rate of $.50 on the dollar on the participant’s combined contributions to the 401(k) plan and the SERP that do not exceed 6% of the participant’s compensation.

[4]

The SERP is not affected by a change in control unless employment is terminated. Upon termination, the SERP would provide applicable termination benefits in accordance with normal termination guidelines.

[5]	Vesting of outstanding stock options and RSUs may be accelerated upon approval by the board of directors.

[6]

Upon death or disability, any unvested stock options and RSUs would vest. The exercise price for Mr. Jones’s unvested non-qualified stock options was higher than the closing price of Acxiom common stock on March 31, 2008; therefore, there was no value realized as of that date. The RSU value is determined by multiplying the number of RSUs with accelerated vesting times the closing stock price on March 31, 2008, the end of fiscal 2008.

Rodger S. Kline

The following table shows the potential payments effective as of March 31, 2008 upon termination or a change in control of the Company for Rodger S. Kline, former Chief Administrative Leader and Interim CFO.

Type of Payment	Voluntary Termination	Retirement other than in connection with a Change in Control	Involuntary not for Cause Termination other than in connection with a Change in Control	Involuntary for Cause Termination	Change in Control with No Termination	Termination following a Change in Control	Death or Disability
Severance	–	–	–	–	–	–	–
Leadership Cash Incentive Plan[1]	–	–	–	–	–	–	–
Supplemental Executive Retirement Plan	$1,029,264[2]	$1,029,264[2]	$1,029,264[2]	$1,029,264[2]	–[3]	$1,029,264[2]	$1,029,264[2]
Stock Options (unvested and accelerated)	–	–	–	–	–	–	–
Restricted Stock Units	–	–	–	–	–	–	–
Tax “Gross Up” for Section 280G Excise Tax
Total	$1,029,264	$1,029,264	$1,029,264	$1,029,264	–	$1,029,264	$1,029,264

        ________________________

[1]

The terms and conditions of the Acxiom Leadership Cash Incentive Plan provide that in the event of retirement, layoff, death or disability, leaders or their beneficiaries may, at Acxiom’s discretion, receive a prorated payout based on the actual employment period and attainment against targets during the employment period.

[2]

This amount consists of Mr. Kline’s voluntary deferrals, earnings on investments and Company matching contributions as of March 31, 2008 under the SERP. As is the case with the 401(k) plan, Acxiom matches contributions at a rate of $.50 on the dollar on the participant’s combined contributions to the 401(k) plan and the SERP that do not exceed 6% of the participant’s compensation.

[3]

The SERP is not affected by a change in control unless employment is terminated. Upon termination, the SERP would provide applicable termination benefits in accordance with normal termination guidelines.

On March 6, 2008, Acxiom and Mr. Kline entered into a separation agreement pursuant to which Mr. Kline retired from Acxiom effective May 31, 2008. For a description of the terms and conditions of this agreement, including a description of the payments he will receive upon his retirement, please see the section entitled “Separation Agreements with Messrs. Kline and Hodges” on page 31.

Payments made to Mr. Morgan in connection with his retirement

On November 13, 2007, Acxiom announced that Mr. Morgan had retired as a member of the board of directors and as Company Leader. On that date, Acxiom entered into a transition agreement with Mr. Morgan to cover the terms of his retirement, service as interim Company Leader, and consulting services. Mr. Morgan’s retirement became effective on February 4, 2008. In connection with his retirement in fiscal 2008, Mr. Morgan received a separation payment of $3,000,000 and a SERP payment of $688,626 for a total of $3,688,626. This amount does not include annual payments of $500,000 each that Mr. Morgan will receive for three years for consulting services under the transition agreement. A more detailed description of Mr. Morgan’s transition agreement can be found on page 30.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table shows the compensation paid in fiscal 2008 to the outside directors who were serving as directors at any time during the fiscal year:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
William T. Dillard II	$25,000	$50,000	$75,000
Michael J. Durham	$200,000	$125,000	$325,000
Dr. Mary L. Good	$62,500	$50,000	$112,500
Ann Die Hasselmo	$67,500	$50,000	$117,500
William J. Henderson	$0	$50,000	$50,000
Thomas F. McLarty, III	$50,000	$20,000	$70,000
Stephen M. Patterson	$93,750	$62,500	$156,250
Kevin M. Twomey	$25,000	$50,000	$75,000
Jeffrey W. Ubben	$0	$50,000	$50,000
R. Halsey Wise	$25,000	$80,000	$105,000

             As in previous years, at its first meeting in calendar year 2007, the governance/nominating committee of the board of directors reviewed and made a recommendation to the full board regarding the compensation to be paid to the outside directors for the year. For calendar year 2007, which covered a portion of fiscal 2007 and a portion of fiscal 2008, the outside directors' compensation consisted of a flat annual fee of $80,000, with an additional flat fee of $10,000 payable for each committee on which a director served (with the exception of the executive committee, for which no additional fees were payable). In addition to the $10,000 fee paid for his service on the committee, the audit committee chairman received an additional $25,000 for his service as chairman. Annual fees were payable in shares of Acxiom stock, cash or a combination of stock and cash, at each director’s election. For those directors who chose to receive all or a portion of their calendar year 2007 fees in stock, the stock was issued in February 2007 (which was in fiscal year 2007) and was reported in the previous year’s proxy statement. For those directors who chose to receive all or a portion of their calendar year 2007 fees in cash, one-fourth of the cash was paid in fiscal 2007 and reported in the previous year’s proxy statement, and three-fourths of the cash was paid in fiscal 2008 and is reported in the table above.

During fiscal 2008, the board established two single-purpose committees. In April 2007 a committee (the “special committee”) was appointed to negotiate a proposed merger agreement between the Company and Silver Lake Partners and ValueAct Capital. The chairman of the special committee was Mr. Durham and its members were Mr. Dillard, Dr. Good and Mr. Wise. For service on this committee, Mr. Durham was paid $50,000 cash and Mr. Dillard, Dr. Good and Mr. Wise were each paid $25,000 cash. In October 2007, a committee (the “search committee”) was formed for the purpose of recruiting a new chief executive officer for the Company. This committee was chaired by Mr. Wise and its members were Dr. Hasselmo, Mr. McLarty and Mr. Morgan. The bulk of the work of this committee was performed by Mr. Wise and Dr. Hasselmo, and the board approved a payment of $30,000 to each of them at the conclusion of their work. Mr. Wise’s fee was paid in stock and Dr. Hasselmo’s fee was paid in cash.

In fiscal year 2008, the board selected Mr. Durham to serve as the non-executive chairman of the board and authorized a payment of $150,000 cash and $125,000 in RSUs which will become fully vested on December 21, 2008.

At its February 2008 meeting, the board of directors determined that in the future, directors’ fees should be paid based on annual meeting dates rather than on a calendar year basis. As such, at that meeting, the board approved the following interim fees for all of the outside directors (except for Mr. Durham, who had previously been paid as non-executive chairman through December 2008) for the six-month period ending with the August 5, 2008 Annual Meeting of Stockholders: a flat fee of $40,000 for service as an outside director, with an additional flat fee of $5,000 payable for each committee on which a director serves (with the exception of the executive committee, for which no additional fees were payable). The audit committee chairman received an additional $12,500 for his services for the six-month period ending with the August 5, 2008 annual meeting. All of these fees were payable in shares of Acxiom stock, cash or a combination of stock and cash, at each director’s election, and they are reported in the table above. The board directed the governance/nominating committee to make a recommendation for future annual directors fees at the first quarterly board meeting to be held after the annual meeting.

AUDIT COMMITTEE REPORT

This report provides information concerning the audit committee of the board of directors. The audit committee’s charter is available on the Company’s website at www.acxiom.com. The audit committee is comprised entirely of independent directors, as defined and required by applicable NASDAQ rules. The current members are Stephen M. Patterson, Chairman, Ann Die Hasselmo, William J. Henderson and Kevin M. Twomey.

In connection with its function to oversee and monitor Acxiom’s financial reporting process, the audit committee has (1) reviewed and discussed with management and the independent auditors the audited financial statements for the year ended March 31, 2008, as well as any material financial or non-financial arrangements of Acxiom which do not appear in the financial statements; (2) discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended; (3) received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees;” and (4) discussed with the auditors their independence, and considered whether the provision of non-audit services to Acxiom was compatible with such independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements for the year ended March 31, 2008, be included in Acxiom’s 2008 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee

Stephen M. Patterson, Chairman
Ann Die Hasselmo
William J. Henderson
Kevin M. Twomey

RELATED-PARTY TRANSACTIONS

The governance/nominating committee of the board of directors, pursuant to its written charter, is charged with the responsibility of reviewing and approving or disapproving any transaction required to be disclosed as a “related-party” transaction under applicable law, rules, or regulations, including the rules and regulations of the Securities and Exchange Commission. As provided in the charter, no related-party transaction will be approved unless it is deemed by the committee to be commercially reasonable and in the best interests of, or not inconsistent with the best interests of, the Company. Prior to the establishment of the governance/nominating committee, the independent members of the full board reviewed such transactions. In fiscal 2008 the following related-party transactions were in existence, both of which had been previously approved by the governance/nominating committee:

One of our customers is Cognitive Data, Inc. (“CDI”). CDI’s president and majority shareholder is the son-in-law of former Company Leader Charles Morgan. During fiscal 2008, the Company received approximately $2.1 million in revenue from CDI.

In fiscal 2008 the Company leased an aircraft from MorAir, Inc., a corporation owned by former Company Leader, Charles D. Morgan, for an average monthly lease payment of $75,000. The lease was terminated effective April 15, 2008. In fiscal 2008 Mr. Morgan paid $164,627 to Acxiom as reimbursement for his personal use of the aircraft.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                Section 16(a) of the Securities Exchange Act of 1934 requires Acxiom’s executive officers, directors, and the owners of more than 10 percent of our stock to file reports of ownership and changes in ownership with the SEC. These reports are also filed with the National Association of Securities Dealers, Inc. A copy of each report is furnished to Acxiom. SEC regulations require us to identify anyone who has failed to timely file his or her Section 16(a) reports. Based solely on our review of reports furnished to us and the written representations that no other reports were required during the fiscal year ended March 31, 2008, we believe that all Section 16(a) filing requirements were met during the last fiscal year with one exception: Due solely to an error on the part of the Company’s corporate secretary, the Initial Statement o f Beneficial Ownership of Securities on Form 3 for Christopher W. Wolf, the Company’s chief financial officer and executive vice president, was filed 11 days after the prescribed deadline.

STOCKHOLDER PROPOSALS

It is currently anticipated that the 2009 annual meeting of Acxiom stockholders will held on August 11, 2009. Stockholders who intend to present proposals at the 2009 annual meeting, and who wish to have those proposals included in Acxiom’s Proxy Statement for the 2009 annual meeting, must ensure that those proposals are received by the Corporate Secretary at 601 East Third Street, Little Rock, Arkansas 72201 on or before February 20, 2009. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Proxy Statement for Acxiom’s 2009 annual meeting.

In addition, under Acxiom’s bylaws, stockholders who intend to submit a proposal regarding a director nomination or other matter of business at the 2009 annual meeting, and who do not intend to have such proposal included in the Company’s proxy statement and form of proxy relating to the 2009 meeting pursuant to SEC regulations, must ensure that notice of any such proposal (including certain additional information specified in Acxiom’s bylaws) is received by the Corporate Secretary at the address specified above not earlier than May 7, 2009, or later than June 6, 2009. Such proposals, and the additional information specified by the bylaws, must be submitted within this time period in order to be considered at the 2009 annual meeting.

EXPENSES OF SOLICITATION

Acxiom will bear the expense of preparing and mailing the proxy statement and related materials. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward the solicitation materials to our stockholders, and we will provide reimbursement for reasonable out-of-pocket expenses incurred by these third parties. We have retained The Proxy Advisory Group, 18 East 41st Street, Suite 2000 New York, New York 10017 to assist in the mailing and solicitation of proxies for fees which are expected not to exceed $25,000.

HOUSEHOLDING OF PROXY MATERIALS

                If you and others who share your mailing address own any stock held in street name (i.e., stock held in a brokerage account), you may have received a notice that your household will receive only one annual report and proxy statement from each company whose stock is held in these accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it, and a single copy of this Proxy Statement and the 2008 Annual Report have been sent to your address. Each stockholder will continue to receive a separate voting instruction form.

                If you would like to receive an extra copy of the 2008 Annual Report or this Proxy Statement, we will send a copy to you by mail upon request to the corporate secretary, 601 East Third Street, Little Rock, Arkansas 72201, or by calling 1-501-342-1336. Each document is also available in digital form for download or review in the “Investor Relations” section of our website at www.acxiom.com.

  If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, you may be able to do so by contacting the Householding Department by mail at 51 Mercedes Way, Edgewood, NY 11717, or by calling 1-800-542-1061, and provide your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. If this option is not available to you, please contact your custodian bank or broker directly. The revocation of a consent to householding will be effective 30 days following its receipt. You may also have an opportunity to opt in or opt out of householding by following the instructions on your voting instruction form or by contacting your bank or broker.

OTHER MATTERS

The board does not intend to present any items of business other than those listed in the Notice of Annual Meeting of Stockholders above. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy. The materials referred to in this proxy statement under the captions “Report of the Compensation Committee” and “Report of Audit Committee” shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

/s/ Catherine L. Hughes

Catherine L. Hughes
Corporate Governance Officer
& Secretary

Little Rock, Arkansas

June 20, 2008

APPENDIX A

2005 EQUITY COMPENSATION PLAN

OF

ACXIOM CORPORATION

1.    Establishment and Purpose. This 2005 Equity Compensation Plan of Acxiom Corporation (the “Plan”) was originally established under the name of the 2000 Associate Stock Option Plan of Acxiom Corporation. The Plan has been amended from time to time and hereby is amended and restated as set forth herein, effective May 23, 2008, subject to the approval of Acxiom Corporation (“Company”) shareholders. The purpose of the Plan is to further the growth and development of the Company and any of its present or future Subsidiaries and Affiliated Companies (as defined below) by allowing certain Associates (as defined below) to acquire or increase equity ownership in the Company, thereby offering such Associates a proprietary interest in the Company’s business and a more direct stake in its continuing welfare, and aligning their interests with those of the Company’s shareholders. The Plan is also intended to assist the Company in attracting and retaining talented Associates, who are vital to the continued development and success of the Company.

2.	Definitions. The following capitalized terms, when used in the Plan, have the following meanings:

(a)        “Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(b)        “Affiliated Company” means any corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity in which the Company or any of its Subsidiaries has an ownership interest.

(c)        “Associate” means any employee, officer (whether or not also a director), director, affiliate, independent contractor or consultant of the Company, a Subsidiary or an Affiliated Company who renders those types of services which tend to contribute to the success of the Company, its Subsidiaries or its Affiliated Companies, or which may reasonably be anticipated to contribute to the future success of the Company, its Subsidiaries or its Affiliated Companies.

(d)        “Award” means the grant, pursuant to the Plan, of any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Awards, Performance Share, Performance Unit, Qualified Performance-Based Award, or Other Stock Unit Award. The terms and conditions applicable to an Award shall be set forth in applicable Grant Documents.

(e)        “Award Agreement” means any written or electronic agreement, contract, or other document or instrument evidencing any Award granted by the Committee or the Board hereunder, which may, but need not, be executed or acknowledged by both the Company and the Participant.

(f)	“Board” means the Board of Directors of the Company.

(g)        “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

(h)        “Common Stock” means the common stock, par value $.10 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type described in Section 15 of the Plan.

(i)        “Committee” means the Compensation Committee of the Board (as well as any successor to the Compensation Committee and any Company officers to whom authority has been lawfully delegated by the Compensation Committee). All of the members of the Committee, which may not be less than two, are intended at all times to qualify as “outside directors” within the meaning of Section 162(m) of the Code and “Non-Employee Directors” within the meaning of Rule 16b-3, and each of whom is “independent” as set forth in the applicable rules and regulations of the Securities and Exchange Commission and/or Nasdaq or any stock exchange upon which the Shares may be listed in the future; provided, however, that the failure of a member of such Committee to so qualify shall not be deemed to invalidate any Award granted by such Committee.

(j)        “Covered Associate” shall mean a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

(k)        “Date of Grant” means the date specified by the Committee or the Board, as applicable, on which a grant of an Award will become effective.

(l)        “Exercise Period” means the period during which an Option shall vest and become exercisable by a Participant (or his or her representatives or transferees) as specified in Section 6(c) below.

(m)	“Exercise Price” means the purchase price per share payable upon exercise of an Option.

(n)        “Fair Market Value” means, as of any applicable determination date or for any applicable determination period, the closing price of the Company’s Common Stock as reported by Nasdaq (or any other stock exchange upon which the Common Stock may be listed for trading).

(o)        “Grant Documents” means any written or electronic Award Agreement, memorandum, notice, and/or other document or instrument evidencing the terms and conditions of the grant of an Award by the Committee or the Board under the Plan, which may, but need not, be executed or acknowledged by both the Company and the Participant.

(p)        “Incentive Stock Option” means an Option intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

(q)        “Legal Requirements” means any laws, or any rules or regulations issued or promulgated by the Internal Revenue Service (including Section 422 of the Code), the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., Nasdaq (or any other stock exchange upon which the Common Stock may be listed for trading), or any other governmental or quasi-governmental agency having jurisdiction over the Company, the Common Stock, or the Plan.

(r)	“Non-Qualified Stock Option” means any Option that is not an Incentive Stock Option.

(s)        “Option” means an option granted to a Participant pursuant to the Plan to acquire a certain number of Shares at such price(s) and during such period(s) and under such other terms and conditions as the Committee or Board shall determine from time to time.

(t)        “Other Stock Unit Award” means any right granted to a Participant by the Committee or Board pursuant to Section 10 hereof.

(u)        “Participant” means an Associate who is selected by the Committee or the Board to receive an Award under the Plan.

(v)        “Performance Award” means any Award of Performance Shares or Performance Units pursuant to Section 9 hereof.

(w)       “Performance Goals” means the pre-established objective performance goals established by the Committee for each Performance Period. The Performance Goals may be based upon the performance of the Company (or a division, organization or other business unit thereof), a Subsidiary, an Affiliated Company, or of an individual Participant, using one or more of the

Performance Measures selected by the Committee in its discretion. Performance Goals may be set at a specific level, or may be expressed as a relative percentage to the comparable measure at comparison companies or a defined index. Performance Goals shall, to the extent applicable, be based upon generally accepted accounting principles, but shall be adjusted by the Committee to take into account the effect of the following: changes in accounting standards that may be required by the Financial Accounting Standards Board after the Performance Goal is established; realized investment gains and losses; extraordinary, unusual, non-recurring, or infrequent items; “non-gaap financial measures” that have been included in Acxiom’s quarterly earnings releases and disclosed to investors in accordance with SEC regulations; and other items as the Committee determines to be required so that the operating results of the Company (or a division, organization or other business unit thereof), a Subsidiary or an Affiliated Company shall be computed on a comparative basis from Performance Period to Performance Period. Determinations made by the Committee shall be based on relevant objective information and/or financial data, and shall be final and conclusive with respect to all affected parties.

(x)        “Performance Measures” means one or more of the following criteria, on which Performance Goals may be based: (a) earnings (either in the aggregate or on a per-Share basis, reflecting dilution of Shares as the Committee deems appropriate and, if the Committee so determines, net of or including dividends) before or after interest and taxes (“EBIT”) or before or after interest, taxes, depreciation, and amortization (“EBITDA”); (b) gross or net revenue or changes in annual revenues; (c) cash flow(s) (including operating, free or net cash flows); (d) financial return ratios; (e) total stockholder return, stockholder return based on growth measures or the attainment by the Shares of a specified value for a specified period of time, (f) Share price, or Share price appreciation; (g) earnings growth or growth in earnings per Share; (h) return measures, including return or net return on assets, net assets, equity, capital, investment, or gross sales; (i) adjusted pre-tax margin; (j) pre-tax profits; (k) operating margins; (l) operating profits; (m) operating expenses; (n) dividends; (o) net income or net operating income; (p) growth in operating earnings or growth in earnings per Share; (q) value of assets; (r) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (s) aggregate product price and other product measures; (t) expense or cost levels, in each case, where applicable, determined either on a company-wide basis or in respect of any one or more specified divisions; (u) reduction of losses, loss ratios or expense ratios; (v) reduction in fixed costs; (w) operating cost management; (x) cost of capital; (y) debt reduction; (z) productivity improvements; (aa) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures; (bb) customer satisfaction based on specified objective goals or a Company-sponsored customer survey; or (cc) Associate diversity goals.

Performance Measures may be applied on a pre-tax or post-tax basis, and may be based upon the performance of the Company (or a division, organization or other business unit thereof), a Subsidiary, an Affiliated Company, or of an individual Participant. The Committee may, at time of grant, in the case of an Award intended to be a Qualified Performance-Based Award, and in the case of other grants, at any time, provide that the Performance Goals for such Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts, and any unusual nonrecurring gain or loss.

(y)        “Performance Period” means that period established by the Committee or the Board at the time any Award is granted or at any time thereafter during which any performance goals specified by the Committee or the Board with respect to such Award are to be measured.

(z)        “Performance Share” means any grant pursuant to Section 9 hereof of a right to receive the value of a Share, or a portion or multiple thereof, which value may be paid to the Participant by delivery of such property as the Committee or Board shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee or the Board shall establish at the time of such grant or thereafter.

(aa)      “Performance Unit” means any grant pursuant to Section 9 hereof of a right to receive the value of property other than a Share, or a portion or multiple thereof, which value may be paid to the Participant by delivery of such property as the Committee or Board shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such Performance Goals during the Performance Period as the Committee or the Board shall establish at the time of such grant or thereafter.

(bb)      “Qualified Performance-Based Award” means an Award to a Covered Associate who is a salaried employee of the Company or to an Associate that the Committee determines may be a Covered Associate at the time the Company would be entitled to a deduction for such Award, which Award is intended to provide “qualified performance-based compensation” within the meaning of Code Section 162(m).

(cc)      “Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge, or assign such Share and with such other restrictions as the Committee or the Board, in their sole discretion, may impose (including, without limitation, any forfeiture condition or any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee or the Board may deem appropriate.

(dd)      “Restricted Stock Award” means an award of Restricted Stock or Restricted Stock Units under Section 8 hereof.

(ee)      “Restricted Stock Unit” means a right awarded to a Participant that, subject to Section 8(c), may result in the Participant’s ownership of Shares upon, but not before, the lapse of restrictions related thereto.

(ff)       “Restriction Period” means the period of time specified by the Committee or Board pursuant to Sections 8 and 10 below.

(gg)      “Rule 16b-3” means Rule 16b-3 under Section 16 of the Act, as such Rule may be in effect from time to time.

(hh)	“Shares” means the shares of Common Stock of the Company, $.10 par value.

(ii)        “Stock Appreciation Right” means the right pursuant to an Award granted under Section 7 of the Plan, to surrender to the Company all (or a portion) of such right and, if applicable, a related Option, and receive cash or shares of Common Stock in accordance with the provisions of Section 7.

(jj)	“Strike Price” shall have the meaning set forth for such term in Section 7(b) of the Plan.

(kk)      “Subsidiary” means any corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity in which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power or equity interests represented by all classes of stock, membership or other interests issued by such corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity.

(ll)        “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or with which the Company combines.

3.    Administration. The Plan shall be administered by the Committee and the Board. Except as otherwise provided herein, each of the Committee or the Board has the full authority and discretion to administer the

Plan, and to take any action that is necessary or advisable in connection with the administration of the Plan including, without limitation, the authority and discretion to:

(a)	select the Associates eligible to become Participants under the Plan;

(b)	determine whether and to what extent Awards are to be granted;

(c)	determine the number of Shares to be covered by each grant;

(d)        determine the terms and conditions, not inconsistent with the terms of the Plan, of any grant hereunder (including, but not limited to, the term of the Award, the Exercise Price or Strike Price and any restriction, limitation, procedure, or deferral related thereto, provisions relating to the effect upon the Award of a Participant’s cessation of employment, acceleration of vesting, forfeiture provisions regarding an Award and/or the profits received by any Participant from receiving an Award of exercising an Option or Stock Appreciation Right, and any other terms and conditions regarding any Award, based in each case upon such guidelines and factors as the Committee or Board shall determine from time to time in their sole discretion);

(e)        determine whether, to what extent and under what circumstances grants under the Plan are to be made and operate, whether on a tandem basis or otherwise, with other grants or awards (whether equity or cash based) made by the Company under or outside of the Plan; and

(f)        delegate to one or more officers of the Company the right to grant Awards under the Plan, provided that such delegation is made in accordance with the provisions of applicable state and federal laws.

Each of the Committee and the Board shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any Award granted under thereunder (and any Grant Documents relating thereto); and to otherwise supervise the administration of the Plan.

Each of the Committee and the Board shall also have the authority to provide, in their discretion, for the rescission, forfeiture, cancellation or other restriction of any Award granted under the Plan, or for the forfeiture, rescission or repayment to the Company by a Participant or former Participant of any profits or gains related to any Award granted hereunder, or other limitations, upon the occurrence of such prescribed events and under such circumstances as the Committee or the Board shall deem necessary and reasonable for the benefit of the Company; provided, however, that this provision shall have no application after a Change of Control (as defined below in Section 11) has occurred.

All decisions made by the Committee and the Board pursuant to the provisions of the Plan shall be made in the Committee’s or Board’s sole discretion and shall be final and binding on all persons including the Company and any Participant. No member of the Committee or Board will be liable for any such action or determination made in good faith.

Notwithstanding any provision of the Plan to the contrary, the Committee shall have the exclusive authority and discretion to award, administer or otherwise take any action required or permitted to be taken with respect to Qualified Performance-Based Awards or under any provisions of the Plan with respect to Awards that are intended to comply with the requirements of Section 162(m) of the Code.

4.	Shares Subject to the Plan.

(a)       The total number of Shares which may be issued pursuant to the Plan shall not exceed 20.3 million Shares. Such Shares may consist, in whole or in part, of authorized and unissued shares or treasury shares, as determined in the discretion of the Committee or the Board.

(b)        If any Award made under the Plan is forfeited, any Option (and the related Stock Appreciation Right, if any), or any Stock Appreciation Right not related to an Option terminates, expires or lapses without being exercised, or any Stock Appreciation Right is exercised for cash, the Shares subject to such Awards that are, as a result, not delivered to the Participant shall again be available for delivery in connection with Awards. If a Stock Appreciation Right is exercised, only the number of Shares issued will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. If the Exercise Price of any Option is satisfied by delivering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued net of the Shares delivered or attested to shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery pursuant to Awards under the Plan. To the extent any Shares subject to an Award are not delivered to a Participant because such Shares are used to satisfy an applicable tax withholding obligation, such Shares shall again be available for delivery in connection with Awards; provided, further, that only Shares that are used to satisfy an applicable tax withholding obligation upon exercise of an Option shall again be available for delivery pursuant to Incentive Options.

(c)       Shares available for issuance or reissuance under the Plan will be subject to adjustment as provided in Section 15 below.

5.         Eligible Participants. All Associates shall be eligible to receive Awards and thereby become Participants in the Plan, regardless of such Associate’s prior participation in the Plan or any other benefit plan of the Company, provided that (1) only Associates who are employees of the Company or a Subsidiary may receive Incentive Stock Options; and (2) for any Performance Period for which Awards are intended to be Qualified Performance-Based Awards to eligible classes of Associates as set forth in Section 13, the Committee shall designate the Associates eligible to be granted Awards no later than the 90th day after the start of the fiscal year (or in the case of a Performance Period based upon a time period other than a fiscal year, no later than the date 25% of the Performance Period has elapsed). No executive officer named in the Summary Compensation Table of the Company’s then current Proxy Statement shall be eligible to receive in excess of 400,000 Options or Stock Appreciation Rights in any one-year period.

6.	Options.

(a)        Grant of Options. The Committee, the Board or their lawful designees may from time to time authorize grants of Options to any Participant upon such terms and conditions as the Committee or Board may determine in accordance with the provisions set forth in the Plan. Each grant will specify, among other things, the number of Shares to which it pertains; the Exercise Price, the form of payment to be made by the Participant for the shares purchased upon exercise of any Option; the required period or periods (if any) of continuous service by the Participant with the Company, a Subsidiary or an Affiliated Company and/or any other conditions to be satisfied before the Options or installments thereof will vest and become exercisable. Options granted under the Plan may be either Non-Qualified Options or Incentive Stock Options.

Notwithstanding any provision of the Plan to the contrary, the aggregate Fair Market Value (as determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed the maximum amount specified by Section 422 of the Code, as amended from time to time (currently $100,000).

Each Option granted under this Plan will be evidenced by Grant Documents delivered to the Participant containing such further terms and provisions, not inconsistent with the Plan, as the Committee or Board may approve in their discretion.

(b)	Exercise Price.

(i)        The Exercise Price for each share of Common Stock purchasable under any Option shall be not less than 100% of the Fair Market Value per share on the Date of Grant as the Committee or Board shall specify. All such Exercise Prices shall be subject to adjustment as provided for in Section 15 hereof.

(ii)      If any Participant to whom an Incentive Stock Option is to be granted under the Plan is on the Date of Grant the owner of stock (as determined under Section 425(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company or any one of its Subsidiaries or Affiliated Companies, then the Exercise Price per share of Common Stock subject to such Incentive Stock Option shall not be less than 110% of the Fair Market Value of one share of Common Stock on the Date of Grant.

(c)

Exercise Period. Subject to Section 11 hereof, the period during which an Option shall vest and become exercisable by a Participant (or his or her representative(s) or transferee(s)) whether during or after employment or following death, retirement or disability (the “Exercise Period”) shall be such period of time as may be designated by the Committee or the Board as set forth in the Committee’s or Board’s applicable rules, guidelines and practices governing the Plan and/or in the Grant Documents executed in connection with such Option. If the Committee or Board provides, in their sole discretion, that any Option is exercisable only in installments, the Committee or Board may waive or accelerate such installment exercise provisions at any time at or after grant in whole or in part, based upon such factors as the Committee or Board shall determine, in their sole discretion.

The maximum duration of any Incentive Stock Option granted under the Plan shall be ten (10) years from the Date of Grant (and no such Incentive Stock Option shall be exercisable after the expiration of such (10) year period), unless the Incentive Stock Option is granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company, in which case the term may not exceed five (5) years from the Date of Grant. The duration of Non-Qualified Stock Options shall be for such period as determined by the Committee or Board in its sole discretion, not to exceed twelve years.

(d)       Exercise of Option. Subject to Section 11 hereof, an Option may be exercised by a Participant at any time and from time to time during the Exercise Period by giving written notice of such exercise to the Company specifying the number of shares of Common Stock to be purchased by the Participant. Such notice shall be accompanied by payment of the Exercise Price in accordance with subsection (e) below.

(e)       Payment for Shares. Full payment of the Exercise Price for the Shares purchased upon exercise of an Option, together with the amount of any tax or excise due in respect of the sale and issue thereof, may be made in one of the following forms of payment:

(i)	Cash, by check or electronic funds transfer;

(ii)        Pursuant to procedures approved by the Company, through the sale (or margin) of Shares acquired upon exercise of the Option through a broker-dealer to whom the Participant has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale (or if applicable margin loan) proceeds sufficient to pay for the Exercise Price, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by reason of such exercise;

(iii)     By delivering previously-owned shares of Common Stock owned by the Participant for a period of at least six months having a Fair Market Value on the date upon which the Participant exercises his or her Option equal to the Exercise Price, or by delivering a combination of cash and shares of Common Stock equal to the aggregate Exercise Price;

(iv)      By authorizing the Company to withhold a number of shares of Common Stock otherwise issuable to the Participant upon exercise of an Option having an aggregate Fair Market Value on the date upon which the Participant exercises his or her Option equal to the aggregate Exercise Price; or

(v)	By any combination of the foregoing.

Provided, however, that the payment methods described in clause (iv) immediately above shall not be available to a Participant without the prior consent of either the Committee or its authorized designee(s), or if at any time the Company is prohibited from purchasing or acquiring Shares under applicable law. The Committee or the Board may permit a Participant to exercise an Option and defer the issuance of any Shares, subject to such rules and procedures as the Committee or Board may establish.

The Company will issue no certificates for Shares until full payment of the Exercise Price has been made, and a Participant shall have none of the rights of a shareholder until certificates for the Shares purchased are issued; provided however, that for purposes of this Section 6, full payment shall be deemed to have been received by the Company upon evidence of delivery to a broker-dealer of the irrevocable instructions contemplated by clause (ii) immediately above.

(f)        Withholding Taxes. The Company may require a Participant exercising a Non-Qualified Stock Option or Stock Appreciation Right granted hereunder to reimburse the Company (or the entity which employs the Participant) for taxes required by any government to be withheld or otherwise deducted and paid by such corporation in respect of the issuance of the Shares. Such withholding requirements may be satisfied by any one of the following methods:

(i)        A Participant may deliver cash in an amount which would satisfy the withholding requirement;

(ii)        A Participant may deliver previously-owned Shares (based upon the Fair Market Value of the Common Stock on the date of exercise) in an amount which would satisfy the withholding requirement; or

(iii)     With the prior consent of either the Committee or the Board, or its authorized designees, a Participant may request that the Company (or the entity which employs the Participant) withhold from the number of Shares otherwise issuable to the Participant upon exercise of an Option such number of Shares (based upon the Fair Market Value of the Common Stock on the date of exercise) as is necessary to satisfy the withholding requirement.

(g)        Conditions to Exercise of Options. The Committee or the Board may, in their discretion, require as conditions to the exercise of Options or Stock Appreciation Rights and the issuance of shares thereunder either (a) that a registration statement under the Securities Act of 1933, as amended, with respect to the Options or Stock Appreciation Rights and the shares to be issued upon the exercise thereof, containing such current information as is required by the Rules and Regulations under said Act, shall have become, and continue to be, effective; or (b) that the Participant or his or her transferee(s) (i) shall have represented, warranted and agreed, in form and substance satisfactory to the Company, both that he or she is acquiring the Option or Stock

Appreciation Right and, at the time of exercising the Option or Stock Appreciation Right, that he or she is acquiring the shares for his/her own account, for investment and not with a view to or in connection with any distribution; (ii) shall have agreed to restrictions on transfer, in form and substance satisfactory to the Company; and (iii) shall have agreed to an endorsement which makes appropriate reference to such representations, warranties, agreements and restrictions both on the option and on the certificate representing the shares.

(h)        Use of Proceeds. Proceeds realized from the sale of Common Stock pursuant to Options granted hereunder shall constitute general funds of the Company.

7.	Stock Appreciation Rights.

(a)       When granted, Stock Appreciation Rights may, but need not be, identified with a specific Option (including any Option granted on or before the Date of Grant of the Stock Appreciation Rights) in a number equal to or different from the number of Stock Appreciation Rights so granted. If Stock Appreciation Rights are identified with Shares subject to an Option, then, unless otherwise provided in the applicable Grant Documents, the Participant’s associated Stock Appreciation Rights shall terminate upon the expiration, termination, forfeiture or cancellation of such Stock Option or the exercise of such Option.

(b)       The Strike Price of any Stock Appreciation Right shall (i) for any Stock Appreciation Right that is identified with an Option, equal the Exercise Price of such Option, or (ii) for any other Stock Appreciation Right, be not less than 100% of the Fair Market Value of a Share of Common Stock on the Date of Grant as the Committee or Board shall specify.

(c)        Subject to Section 11 hereof, (i) each Stock Appreciation Right which is identified with any Option grant shall vest and become exercisable by a Participant as and to the extent that the related Option with respect to which such Stock Appreciation Right is identified may be exercised; and (ii) each other Stock Appreciation Right shall vest and become exercisable by a Participant, whether during or after employment or following death, retirement or disability, at such time or times as may be designated by the Committee or Board as set forth in the applicable rules, guidelines and practices governing the Plan and/or the Grant Documents executed in connection with such Stock Appreciation Right.

(d)        Subject to Section 11 hereof, Stock Appreciation Rights may be exercised by a Participant by delivery to the Company of written notice of intent to exercise a specific number of Stock Appreciation Rights. Unless otherwise provided in the applicable Grant Documents, the exercise of Stock Appreciation Rights which are identified with Shares of Common Stock subject to an Option shall result in the cancellation or forfeiture of such Option to the extent of the exercise of such Stock Appreciation Right.

(e)        The benefit to the Participant for each Stock Appreciation Right exercised shall be equal to (i) the Fair Market Value of a Share of Common Stock on the date of exercise, minus (ii) the Strike Price of such Stock Appreciation Right. Such benefit shall be payable in cash, except that the Committee or Board may provide in the applicable rules, guidelines and practices governing the Plan and/or the Grant Documents that benefits may be paid wholly or partly in Shares of Common Stock.

8.	Restricted Stock Awards.

(a)        Issuance. A Restricted Stock Award shall be subject to restrictions imposed by the Committee or the Board during a period of time specified by the Committee or Board (the “Restriction Period”). Restricted Stock Awards may be issued hereunder to Participants for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The provisions of Restricted Stock Awards need not be the same with respect to each Participant.

(b)	Restricted Stock.

(i)        The Company may grant Restricted Stock to those Associates the Committee or the Board may select in their sole discretion. Each Award of Restricted Stock shall have those terms and conditions that are expressly set forth in or are required by the Plan and the Grant Documents as the Committee or the Board may determine in their discretion.

(ii)        While any restriction applies to any Participant’s Restricted Stock, (a) unless the Committee or the Board provides otherwise, the Participant shall receive the dividends paid on the Restricted Stock and shall not be required to return those dividends to the Company in the event of the forfeiture of the Restricted Stock; (b) the Participant shall receive the proceeds of the Restricted Stock in any stock split, reverse stock split, recapitalization, or other change in the capital structure of the Company, which proceeds shall automatically and without need for any other action become Restricted Stock and be subject to all restrictions then existing as to the Participant’s Restricted Stock; and (c) the Participant shall be entitled to vote the Restricted Stock during the Restriction Period.

(iii)       The Restricted Stock will be delivered to the Participant subject to the understanding that while any restriction applies to the Restricted Stock, the Participant shall not have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any shares of Restricted Stock or any interest therein. As a result of the retention of rights in the Restricted Stock by the Company, except as required by any applicable law, neither any shares of the Restricted Stock nor any interest therein shall be subject in any manner to any forced or involuntary sale, transfer, conveyance, pledge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the Participant, whether as the direct or indirect result of any action of the Participant or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors’ rights law. Any action attempting to effect any transaction of that type shall be void.

(iv)       Unless other provisions are specified in the Grant Documents or Plan guidelines which may be adopted by the Committee or the Board from time to time, any Restricted Stock held by the Participant at the time the Participant ceases to be an Associate for any reason shall be forfeited by the Participant to the Company and automatically re-conveyed to the Company.

(v)        The Committee or the Board may withhold, in accordance with Section 16(f) hereof, any amounts necessary to collect any withholding taxes upon any taxable event relating to Restricted Stock.

(vi)       The making of an Award of Restricted Stock and delivery of any Restricted Stock is subject to compliance by the Company with all applicable laws. The Company need not issue or transfer Restricted Stock pursuant to the Plan unless the Company’s legal counsel has approved all legal matters in connection with the delivery of the Restricted Stock.

(vii)      The Restricted Stock will be book-entry Shares only unless the Committee or the Board decides to issue certificates to evidence any shares of Restricted Stock. The Company may place stop-transfer instructions with respect to all Restricted Stock on its stock transfer records.

(viii)     At the time of grant of Restricted Stock (or at such earlier or later time as the Committee or the Board determines to be appropriate in light of the provisions of Code Section 409A), the Committee or the Board may permit a Participant of an Award of Restricted Stock to defer receipt of his or her Restricted Stock in accordance with rules and procedures established by the Committee or the Board. Alternatively, the Committee or the Board may, in their discretion and at the times provided above, permit an individual who would have been a Participant with respect to an Award of Restricted Stock, to elect instead to receive an equivalent Award of Restricted Stock Units, and the Committee or the Board may permit the Participant to elect to defer receipt of Shares under the Restricted Stock Units in accordance with Section 8(c)(viii).

(ix)       The minimum Restriction Period applicable to any Award of Restricted Stock that is not subject to performance conditions restricting the grant size, the transfer of the shares, or the vesting of the award shall be two (2) years from the date of grant; provided, however, that a Restriction Period of less than two (2) years may be approved under the Plan for such Awards with respect to up to a total of 100,000 Shares.

(c)	Restricted Stock Units.

(i)        The Company may grant Restricted Stock Units to those Associates as the Committee or the Board may select in its sole discretion. Restricted Stock Units represent the right to receive Shares in the future, at such times, and subject to such conditions as the Committee or the Board shall determine. The restrictions imposed shall take into account potential tax treatment under Code Section 409A.

(ii)        Until the Restricted Stock Unit is released from restrictions and any Shares subject thereto are delivered to the Participant, the Participant shall not have any beneficial ownership in any Shares subject to the Restricted Stock Unit, nor shall the Participant have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any Restricted Stock Unit or any interest therein. Except as required by any law, no Restricted Stock Unit nor any interest therein shall be subject in any manner to any forced or involuntary sale, transfer, conveyance, pledge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the Participant, whether as the direct or indirect result of any action of the Participant or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors’ rights law. Any action attempting to effect any transaction of that type shall be void.

(iii)       Upon the lapse of the restrictions, the Participant holder of Restricted Stock Units shall, except as noted below, be entitled to receive, as soon as administratively practical, (a) that number of Shares subject to the Award that are no longer subject to restrictions, (b) cash in an amount equal to the Fair Market Value of the number of Shares subject to the Award that are no longer subject to restrictions, or (c) any combination of Shares and cash, as the Committee or the Board shall determine in their sole discretion, or shall have specified at the time the Award was granted.

(iv)       Restricted Stock Units and the entitlement to Shares, cash, or any combination thereunder will be forfeited and all rights of a Participant to such Restricted Stock Units and the Shares thereunder will terminate if the applicable restrictions are not satisfied.

(v)        A Participant holder of Restricted Stock Units is not entitled to any rights of a holder of the Shares (e.g., voting rights and dividend rights), prior to the receipt of such Shares pursuant to the Plan. The Committee or the Board may, however, provide in the Grant Documents that the Participant shall be entitled to receive dividend equivalent payments on Restricted Stock Units, on such terms and conditions as the Grant Documents may specify.

(vi)       The Committee or the Board may withhold, in accordance with Section 16(f) hereof, any amounts necessary to collect any withholding taxes upon any taxable event relating to any Restricted Stock Units.

(vii)      The granting of Restricted Stock Units and the delivery of any Shares is subject to compliance by the Company with all applicable laws.

(viii)     At the time of grant of Restricted Stock Units (or at such earlier or later time as the Committee or the Board determines to be appropriate in light of the provisions of Code Section 409A), the Committee or the Board may permit a Participant to elect to defer receipt of the Shares or cash to be delivered upon lapse of the restrictions applicable to the Restricted Stock Units in accordance with rules and procedures that may be established from time to time by the Committee or the Board. Such rules and procedures shall take into account potential tax treatment under Code Section 409A, and may provide for payment in Shares or cash.

9.	Performance Awards.

(a)        Grant. The Company or the Board may grant Performance Awards to Associates on any terms and conditions the Committee or the Board deem desirable. Each Award of Performance Awards shall have those terms and conditions that are expressly set forth in, or are required by, the Plan and the Grant Documents.

(b)        Performance Goals. The Committee or the Board may set Performance Goals which, depending on the extent to which they are met during a Performance Period, will determine the number of Performance Shares or Performance Units that will be delivered to a Participant at the end of the Performance Period. The Performance Goals may be set at threshold, target, and maximum performance levels, and the number of Performance Shares or Units to be delivered may be tied to the degree of attainment of the various performance levels specified under the various Performance Goals during the Performance Period. No payment shall be made with respect to a Performance Share if any specified threshold performance level is not attained.

(c)        Beneficial Ownership. A Participant receiving a Performance Award shall not have any beneficial ownership in any Shares subject to such Award until Shares are delivered in satisfaction of the Award, nor shall the Participant have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any Performance Award or any interest therein. Except as required by any law, neither the Performance Award nor any interest therein shall be subject in any manner to any forced or involuntary sale, transfer, conveyance, pledge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the Participant, whether as the direct or indirect result of any action of the Participant or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors’ rights law. Any action attempting to effect any transaction of that type shall be void.

(d)        Determination of Achievement of Performance Awards. The Committee or the Board shall, promptly after the date on which the necessary financial, individual or other information for a particular Performance Period becomes available, determine and certify the degree to which each of the Performance Goals have been attained.

(e)        Payment of Performance Awards. After the applicable Performance Period has ended, a recipient of a Performance Award shall be entitled to payment based on the performance level attained with respect to the Performance Goals applicable to the Performance Award. Performance Awards shall be settled as soon as practicable after the Committee or Board determines and certifies the degree of attainment of Performance Goals for the Performance Period. Subject to the terms and conditions of the Grant Documents, payment to a Participant with respect to a Performance Award may be made (a) in Shares, (b) in cash, or (c) any combination of Shares and cash, as the Committee or the Board may determine at any time in their sole discretion.

(f)        Limitation on Rights/Withholding. A recipient of a Performance Award is not entitled to any rights of a holder of the Shares (e.g. voting rights and dividend rights), prior to the receipt of such Shares pursuant to the Plan. No dividend equivalents will be paid with respect to Performance Awards. The Committee or the Board may withhold, in accordance with Section 16(f) hereof, any amounts necessary to collect any withholding taxes upon any taxable event relating to Performance Awards.

10.       Other Stock Unit Awards. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Stock Unit Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan. Other Stock Unit Awards may be paid in Shares, cash or any other form of property as the Committee or the Board may determine. Subject to the provisions of the Plan, the Committee or the Board shall have sole and complete authority to determine the Associates to whom such Awards shall be made, the times at which such Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other terms and conditions of such Awards. The provisions of Other Stock Unit Awards need not be the same with respect to each Participant. For any Award or Shares subject to any Award made under this Section, the vesting of which is conditioned only on the passage of time, such Restriction Period shall be a minimum of two (2) years for full vesting. Shares (including securities convertible into Shares) subject to Awards granted under this Section may be issued for no cash consideration or for such minimum consideration as may be required by applicable law.

11.         Change in Control. Notwithstanding any other provision of the Plan to the contrary, the Committee or Board may determine, in their discretion, that upon the occurrence of a transaction involving a merger or consolidation of the Company, a sale of all or substantially all of its assets, or the acquisition of a significant percentage of the voting power of the Company, or such other form of transaction as the Committee or Board may determine from time to time to constitute a change in control of the Company, that (i) Stock Options and Stock Appreciation Rights may become immediately exercisable; (ii) restrictions and deferral limitations applicable to any Restricted Stock or Restricted Stock Unit Award may become free of all restrictions and limitations and become fully vested and transferable; (iii) all Performance Awards may be considered to be prorated, and any deferral or other restriction may lapse and such Performance Awards may be immediately settled or distributed; (iv) the restrictions and deferral limitations and other conditions applicable to any Other Stock Unit Awards or any other Awards granted under the Plan may lapse and such Other Stock Unit Awards or such other Awards may become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the Award not previously forfeited or vested.

The Committee or the Board, in their discretion, may also determine that, upon the occurrence of such a change in control transaction, each Stock Option or Stock Appreciation Right outstanding hereunder shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share of Common Stock subject to such Stock Option or Stock Appreciation Right, an amount equal to the excess of the fair market value of the Shares immediately prior to the occurrence of such transaction (which shall be no less than the value being paid for such Shares pursuant to such transaction) over the Exercise Price or Strike Price, as applicable, of such Stock Option or Stock Appreciation Right; such amount shall be payable in cash, in one or more of the kinds of property payable in such transaction, or in a combination thereof, as the Committee or Board in their discretion shall determine.

12.	Transferability of Awards.

(a)        Incentive Stock Options granted under the Plan shall not be transferred by a Participant, except by will or by the laws of descent and distribution.

(b)        Other Awards (subject to the limitations in paragraph (c) below) granted under the Plan may be transferred by a Participant to: (i) the Participant’s family members (whether related by blood, marriage, or adoption and including a former spouse); (ii) trust(s) in which the Participant’s family members have a greater than 50% beneficial interest; (iii) trusts, including but not limited to charitable remainder trusts, or similar vehicles established for estate planning and/or charitable giving purposes; and (iv) family partnerships and/or family limited liability companies which are controlled by the Participant or the Participant’s family members, such transfers being permitted to occur by gift or pursuant to a domestic relation order, or, only in the case of transfers to the entities described in clauses (i), (ii) and (iii) immediately above, for value. The Committee or Board, or their authorized designees may, in their sole discretion, permit transfers of Awards to other persons or entities upon the request of a Participant. Subsequent transfers of previously transferred Awards may only be made to one of the permitted transferees named above, unless the subsequent transfer has been approved by the Committee or the Board, or their authorized designee(s). Otherwise, such transferred Awards may be transferred only by will or the laws of descent and distribution.

(c)        Notwithstanding the foregoing, if at the time any Option is transferred as permitted under this Section 12, a corresponding Stock Appreciation Right has been identified as being granted in tandem with such Option, then the transfer of such Option shall also constitute a transfer of the corresponding Stock Appreciation Right, and such Stock Appreciation Right shall not be transferable other than as part of the transfer of the Option to which it relates.

(d)        Concurrently with any transfer, the transferor shall give written notice to the Plan’s then current Plan administrator of the name and address of the transferee, the number of shares being transferred, the Date of Grant of the Awards being transferred, and such other information as may reasonably be required by the administrator. Following a transfer, any such Awards shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The provisions of the Plan and applicable Grant Documents shall continue to be applied with respect to the original Participant, and such Awards shall be exercisable by the transferee only to the extent that they could have been exercised by the Participant under the terms of the original Grant Documents. The Company disclaims any obligation to provide notice to a transferee of any termination or expiration of a transferred Award.

13.	Code Section 162(m) Provisions and Award Limitations.

(a)        Notwithstanding any other provision of the Plan, (i) to the extent Awards to salaried employees (each an “eligible employee” for purposes of Code Section 162(m) and the Treasury Regulations thereunder with regard to shareholder approval of the material terms of the Performance Goals) are intended to be Qualified Performance-Based Awards; or (ii) if the Committee determines at the time any Award is granted to a salaried employee who is, or who may be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Associate, then the Committee may provide that this Section 13 is applicable to such Award.

(b)        If an Award is subject to this Section 13, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement or attainment of one or more objective Performance Goals as determined by the Committee, using one or more Performance Measures also as determined by the Committee. Such Performance Goals shall be established by the Committee no later than 90 days after the beginning of the Performance Period to which the Performance Goals pertain and while the attainment of the Performance Goals is substantially uncertain, and in any event no later than the date 25% of the Performance Period has elapsed.

(c)        Notwithstanding any provision of this Plan (other than Section 11 or 14), with respect to any Award that is subject to this Section 13, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable Performance Goals except in the case of the death or disability of the Participant

(d)        The Committee shall have the power to impose such other restrictions on Awards subject to this Section 13 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) (4) (C) of the Code, or any successor provision thereto. Whenever the Committee determines that it is advisable to grant or pay Awards that do not qualify as Qualified Performance-Based Awards, the Committee may make grants or payments without satisfying the requirements of Code Section 162(m).

(e)        Notwithstanding any provision of this Plan other than Section 15, commencing with calendar year 2005, (i) no Participant may be granted in any twelve (12) month period an aggregate amount of Options and/or Stock Appreciation Rights with respect to more than 400,000 Shares, and (ii) no Participant may be granted in any twelve (12) month period an aggregate amount of Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards or Other Stock Unit Awards, with respect to more than 400,000 Shares (or cash amounts based on the value of more than 400,000 Shares).

14.	Alteration, Termination, Discontinuance, Suspension, and Amendment.

(a)        The Committee or the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Committee or Board deems it necessary or desirable to qualify or comply; or (ii) the consent of the affected Participant, if such action would impair the rights of such Participant under any outstanding Award. Notwithstanding anything to the contrary herein, the Committee or the Board may make technical amendments to the Plan as may be necessary so as to have the Plan conform to any laws or regulations in any jurisdiction within or outside the United States, so long as shareholder approval of such technical amendments is not required.

(b)        The Committee or Board may amend the terms of any outstanding Award, prospectively or retroactively, except to the extent that such action would cause an Award subject to Section 13 not to qualify for the exemption from the limitation on deductibility imposed by Section 162(m)(4)(c) of the Code, and except that no such amendment shall impair the rights of any Participant without his or her consent. Subject to the requirements of paragraph (c) below, the Committee or Board may, without the consent of the Participant, amend any Grant Documents evidencing an Option or Stock Appreciation Right granted under the Plan, or otherwise take action, to accelerate the time or times at which an Option or Stock Appreciation Right may be exercised; to extend the expiration date of an Award; to waive any other condition or restriction applicable to an Award or to the exercise of an Option or Stock Appreciation Right; to reduce the Exercise Price or Strike Price, as applicable, of an Option or Stock Appreciation Right; to amend the definition of a change in control of the Company (if such a definition is contained in such Grant Documents) to expand the events that would result in a change in control and to add a change in control provision to such Grant Documents (if such provision is not contained in such Grant Documents); and may amend any such Grant Documents in any other respect with the consent of the Participant.

(c)        If an amendment would (i) materially increase the benefits to participants under the Plan, (ii) increase the aggregate number of Shares that may be issued under the Plan, or (iii) materially modify the requirements for participation in the Plan by materially increasing the class or number of persons eligible to participate in the Plan, then such amendment shall be subject to shareholder approval.

(d)        If required by any Legal Requirement, any amendment to the Plan or any Award will also be submitted to and approved by the requisite vote of the shareholders of the Company. If any Legal Requirement requires the Plan to be amended, or in the event any Legal Requirement is amended or supplemented (e.g., by addition of alternative rules) to permit the Company to remove or lessen any restrictions on or with respect to an Award, the Board and the Committee each reserve the right to amend the Plan or any Grant Documents evidencing an Award to the extent of any such requirement, amendment or supplement, and all Awards then outstanding will be subject to such amendment.

(e)        Notwithstanding any provision of the Plan to the contrary, the Committee or the Board may not, without prior approval of the shareholders of the Company, reprice any outstanding Option by either lowering the Exercise Price thereof or canceling such outstanding Stock Option in consideration of a grant having a lower Exercise Price. This paragraph 14(d) is intended to prohibit the repricing of “underwater” Options without prior shareholder approval and shall not be construed to prohibit the adjustments provided for in Section 15 hereof.

(f)        The Plan may be terminated at any time by action of the Board. The termination of the Plan will not adversely affect the terms of any outstanding Award.

15.       Adjustment of Shares; Effect of Certain Transactions. Notwithstanding any other provision of the Plan to the contrary, in the event of any change in the shares of Common Stock subject to the Plan or to any Award (through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, issuance of rights to subscribe, or change in capital structure), appropriate adjustments or substitutions shall be made by the Committee or the Board as to the (i) maximum number of shares of Common Stock subject to the Plan, (ii) maximum number of Shares of Common Stock for which Awards may be granted to any one Associate, and (iii) the number of Shares of Common Stock and price per share subject to outstanding Awards as shall be equitable to prevent dilution or enlargement of rights under previously granted Awards. The determination of the Committee or Board as to these matters shall be conclusive; provided, however, that (i) any such adjustment with respect to an Incentive Stock Option and any related Stock Appreciation Right shall comply with the rules of Section 424(a) of the Code; and (ii) in no event shall any adjustment be made which would disqualify any Incentive Stock Option granted hereunder as an Incentive Stock Option for purposes of Section 422 of the Code.

16.	General Provisions.

(a)       No Associate or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Associates or Participants under the Plan.

(b)        Except to the extent that such action would cause an Award subject to Section 13 not to qualify for the exemption from the limitation on deductibility imposed by Section 162(m)(4)(c) of the Code, the Committee or Board shall be authorized to make adjustments in performance award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee or Board may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of or combination with another corporation or business entity, the Committee or Board may, in their discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

(c)       All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock transfer orders and other restrictions as the Committee or Board may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable state of Federal securities law, and the Committee or Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d)       No Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee or the Board in their sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

(e)       The Committee or the Board shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Grant Documents, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee or the Board, be entitled to receive, currently or on a deferred basis, cash dividends, or cash payments in amounts equivalent to cash dividends on Shares (“dividend equivalents”), with respect to the number of Shares covered by the Award, as determined by the Committee or the Board, in their sole discretion, and the Committee or Board may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

(f)        The Company shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Plan administrator to satisfy all obligations for the payment of such taxes, not to exceed the statutory minimum withholding obligation. The Committee or Board shall be authorized to establish procedures for election by Participants to satisfy such obligations for the payment of such taxes (i) by delivery of or transfer of Shares to the Company, (ii) with the consent of the Committee or the Board, by directing the Company to retain Shares otherwise deliverable in connection with the Award, (iii) by payment in cash of the amount to be withheld, or (iv) by withholding from any cash compensation otherwise due to the Participant.

(g)       Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if required, and such arrangements may be either generally applicable or applicable only in specific cases.

(h)       The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the state of Delaware and applicable Federal law.

(i)        If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee or the Board, such provision shall be construed or deemed amended to conform to applicable law, or if it cannot be construed or deemed amended without, in the determination of the Committee or the Board, materially altering the intent of the Plan, it shall be stricken, and the remainder of the Plan shall remain in full force and effect.

(j)        Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee or the Board, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee or Board also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligations with respect to tax equalization for Associates on assignments outside their home country.

(k)       No Award shall be granted or exercised if the grant of the Award or the exercise and the issuance of shares or other consideration pursuant thereto would be contrary to law or the regulations of any duly constituted authority having jurisdiction.

(l)        The Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary or Affiliated Company, nor will it interfere in any way with any right the Company or any Subsidiary or Affiliated Company would otherwise have to terminate a Participant’s employment or other service at any time.

(Side 1)

PROXY	PROXY

ACXIOM CORPORATION

This Proxy Is Solicited on Behalf of The Board of Directors

for the Annual Meeting of Stockholders

to be Held on August 5, 2008

The undersigned hereby appoints Catherine L. Hughes and Christopher W. Wolf as proxies, or either of them, with the power to appoint their substitutes, and hereby authorizes them to represent and vote, as designated below, all of the shares of common stock of Acxiom Corporation held of record by the undersigned on June 12, 2008, at the Annual Meeting of Stockholders to be held at the Acxiom River Market Building, 601 East Third Street, Little Rock, Arkansas at 10:00 a.m. CDT on August 5, 2008, or any postponement or adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

See Reverse Side

(Side 2)

☒	Please mark your votes as in this example.

1.	Election of directors

	Nominees:	FOR	AGAINST	ABSTAIN

	William T. Dillard II	☐	☐	☐

	Thomas F. McLarty, III	☐	☐	☐

	Jeffrey W. Ubben	☐	☐	☐

	R. Halsey Wise	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Approval of an amendment to the 2005 Equity Compensation Plan	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Ratification of KPMG LLP as independent registered public accountant	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3

4.	In their discretion, the proxies are authorized to consider and vote upon such other business that may come before the meeting or any postponement or adjournment thereof.

SIGNATURE	DATED:	, 2008

SIGNATURE	DATED:	, 2008

NOTE:

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.